EXHIBIT 99.1
Item 6. Selected Financial Data

The following table sets forth selected consolidated financial and other information on a consolidated historical basis as of and for each of the years in the five-year period ended December 31, 2003. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which we adopted on January 1, 2002, income statement data for all years presented reflects the reclassification of the results of operations of all communities sold during 2003 and seven of the eight communities sold during 2002 to income from discontinued operations. The eighth community sold during 2002 was properly classified as held for sale prior to January 1, 2002 and its operations have remained in income from continuing operations. This table has also been updated to reflect the application of SFAS No. 144 for the disposition of eight communities during the nine months ended September 30, 2004 and the three communities considered held for sale as of September 30, 2004. These reclassifications have no effect on the reported net income or FFO (as defined below) in any prior period. This table should be read in conjunction with our consolidated financial statements and related notes which accompany this report, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this report (amounts in thousands, except per share and property information).

SELECTED FINANCIAL DATA
SUMMIT PROPERTIES INC.

	Year Ended December 31,
	2003	2002	2001	2000	1999

OPERATING INFORMATION:
Revenues:
Rental	$104,973	$93,034	$102,691	$99,133	$92,741
Other property income	7,854	6,754	7,883	7,721	6,447
Management fees - third party communities	618	787	913	1,103	1,263
Total revenues	113,445	100,575	111,487	107,957	100,451
Expenses:
Property operating and maintenance expenses (exclusive
of items listed below)	24,659	22,183	22,574	20,779	20,969
Real estate taxes and insurance	13,343	9,550	9,714	10,211	8,992
Depreciation and amortization	30,462	24,230	23,302	21,677	20,352
General and administrative expense	6,941	5,937	6,940	4,752	3,876
Property management expenses	5,912	4,822	5,534	5,426	4,876
Total expenses	81,317	66,722	68,064	62,845	59,065

Operating Income	32,128	33,853	43,423	45,112	41,386
Interest and other income	2,643	2,716	2,922	2,871	2,306
Interest expense and deferred financing cost amortization	29,111	28,701	32,210	31,500	30,125
Income from continuing operations before loss on
unconsolidated real estate joint ventures, gain on sale of
real estate assets, impairment loss on technology
investments, minority interest of common unitholders in
operating Partnership, dividends to preferred unitholders
in Operating Partnership and excess of redemption amount
over carrying amount of preferred units	5,660	7,868	14,135	16,483	13,567

(Loss) gain on unconsolidated real estate joint ventures	(326)	(49)	(171)	(399)	104
Gain on sale of real estate assets	73	13,831	34,435	38,718	17,427
Gain on sale of real estate assets - joint ventures	-	4,955	271	-	-
Impairment loss on technology investments	-	-	(1,217)	-	-
Minority interest of common unitholders	880	(1,620)	(4,512)	(5,993)	(3,365)
Dividends to preferred unitholders	(10,306)	(12,420)	(12,420)	(12,420)	(6,697)
Excess of redemption amount over carrying amount
of preferred units	(2,963)	-	-	-	-
Income (loss) from continuing operations	(6,982)	12,565	30,521	36,389	21,036
Total discontinued operations	23,313	79,123	26,016	27,485	24,709
Net income	$16,331	$91,688	$56,537	$63,874	$45,745

	Year Ended December 31,
	2003	2002	2001	2000	1999
Per share data - basic:
Income (loss) from continuing operations	$(0.25)	$0.46	$1.14	$1.38	$0.76
Income from discontinued operations	0.84	2.89	0.97	1.04	0.89
Net income	$0.59	$3.35	$2.11	$2.42	$1.65
Per share data - diluted:
Income (loss) from continuing operations	$(0.25)	$0.46	$1.13	$1.37	$0.76
Income from discontinued operations	0.84	2.87	0.96	1.04	0.89
Net income	$0.59	$3.33	$2.09	$2.41	$1.65

Dividends per share	$1.35	$1.76	$1.85	$1.75	$1.67
Weighted average shares outstanding - basic	27,622	27,385	26,789	26,341	27,698
Weighted average shares outstanding - diluted	27,622	27,556	27,099	26,542	27,769
Weighted average shares and units outstanding - basic	31,119	30,937	30,796	30,697	32,135
Weighted average shares and units outstanding - diluted	31,119	31,107	31,106	30,897	32,206

BALANCE SHEET INFORMATION:
Real estate, before accumulated depreciation	$1,493,670	$1,410,195	$1,407,979	$1,425,367	$1,286,869
Total assets	1,350,264	1,349,249	1,310,590	1,358,417	1,236,828
Total long-term debt	726,152	702,456	719,345	764,384	650,077
Stockholders' equity	462,523	396,878	349,600	338,677	327,335

OTHER INFORMATION:
Cash flow provided by (used in):
Operating activities	$49,557	$60,898	$65,472	$74,184	$55,955
Investing activities	(28,943)	(8,075)	5,845	(121,305)	(36,841)
Financing activities	(20,511)	(52,483)	(74,057)	46,238	(17,977)
Funds from Operations (1)	$39,482	$60,218	$70,167	$73,342	$70,707
Total completed communities (at end of period) (2)	46	51	54	59	65
Total apartment homes developed (3)	958	866	1,157	1,696	1,650
Total apartment homes acquired	1,095	222	-	490	-
Total apartment homes (at end of period) (2)	14,098	15,428	16,739	17,273	16,765

(1)	Funds from Operations ("FFO"), as defined by the National Association of Real Estate Investment Trusts
("NAREIT"), represents net income (loss) excluding gains from sales of property and extraordinary items, plus depreciation of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures, all determined on a consistent basis in accordance with accounting principles generally accepted in the United States of America ("GAAP").

Our methodology for computing FFO may differ from the methodologies utilized by other real estate companies and, accordingly, may not be comparable to other real estate companies. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, nor is it indicative of funds available to fund our cash needs, including our ability to make dividend or distribution payments. We believe that FFO is helpful to investors as a measure of performance of a Real Estate Investment Trust (“REIT”) because it recognizes that historical cost accounting for real estate assets under GAAP assumes that the value of such real estate diminishes over time. Real estate values have historically risen or fallen with market conditions and, therefore, many investors have considered presentation of operating results for a real estate company using historical cost accounting to be insufficient by itself. Thus, NAREIT created FFO as a supplemental measure of a REIT’s operating performance. By excluding such non-operating items as depreciation and gains on sales of real estate assets, among others, we believe that an investor can more easily compare the operating performance of our real estate assets between periods or compare our operating performance to our peers.

2

Below is a reconciliation of net income to FFO for each of the years in the five-year period ended December 31, 2003.

	2003	2002	2001	2000	1999
Net income	$16,331	$91,688	$56,537	$63,874	$45,745
Minority interest of unitholders	2,056	11,823	8,359	10,520	7,317
Gain on sale of real estate assets	(18,893)	(78,738)	(34,435)	(38,510)	(17,427)
Gain on sale of real estate assets - joint ventures	-	(4,955)	(271)	-	-
Gain on sale of real estate assets - Summit Management
Company	-	-	-	(238)	-
Depreciation:
Real estate assets	39,225	39,281	38,746	36,413	34,324
Real estate joint venture	763	1,119	1,231	1,283	748
Funds from Operations	$39,482	$60,218	$70,167	$73,342	$70,707

(2)	Represents the total number of completed communities and apartment homes in those completed communities owned at the end of the period (excludes joint venture communities).
(3)	Represents the total number of apartment homes in communities completed during the period and owned at the end of the period (excludes joint venture communities).

3

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operation

Unless the context otherwise requires, all references to “we,” “our” or “us” in this report refer collectively to Summit Properties Inc., a Maryland corporation (“Summit”), and its subsidiaries, including Summit Properties Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), considered as a single enterprise. Summit is the sole general partner of the Operating Partnership.

Executive Summary

Summit is a self-administered real estate investment trust that focuses on the operation, development and acquisition of luxury apartment communities in select neighborhoods throughout the Southeast and Mid-Atlantic United States. We focus our efforts in five markets which consist of Washington, D.C., Southeast Florida, Atlanta, Raleigh and Charlotte. As of December 31, 2003, our portfolio consisted of 46 completed communities comprising 14,098 apartment homes; four communities owned in a joint venture, comprised of 1,203 apartment homes; and five apartment communities with 1,687 apartment homes in various stages of development.

We have reclassified the historical financial statements for discontinued operations that have resulted from dispositions of real estate assets during the period from January 1, 2004 to September 30, 2004 as well as the classification of communities as held for sale in accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Our income from continuing operations is generated primarily from operations of our apartment communities, specifically, property operating income. Property operating income is defined as rental and other property revenues less property operating and maintenance expense. See Note 9 to our accompanying consolidated financial statements for further discussion of our use of property operating income as a meaningful financial measure of each community’s performance. The changes in operating results from period to period reflect changes in existing community performance and changes in the number of apartment homes due to development, acquisition, or disposition of communities. To better understand our overall operating performance, our communities have been categorized in five “status” groups. A community that we have acquired is deemed “same-property” when we have owned it for one year or more as of the beginning of the current year. We consider a community to be "stabilized" when it has attained a physical occupancy level of at least 93%. A community that we have developed is deemed "same-property" when stabilized for at least one year as of the beginning of the current year. A community is deemed to be a "stabilized development" community when stabilized as of the beginning of the current year but not the entire prior year. A “lease-up” community is defined as one that has commenced rental operations but was not stabilized as of the beginning of the current year. As of December 31, 2003, we had 9,865 same-property apartment homes in 34 communities, 1,095 acquisition apartment homes in two communities, 1,820 stabilized development apartment homes in five communities and 1,774 lease-up apartment homes in seven communities.

In 2001, we began experiencing weakening apartment fundamentals due to the downturn of the national economy as well as declining economic conditions in our markets. As a result, local demand for apartment homes has declined due to lower job growth and/or job losses, primary drivers of apartment demand, which has led to lower rental rates in order to achieve increased occupancy rates. Additionally, the low interest rate environment has produced record home sales which, when combined with the slowing economy, has reduced the number of prospective residents. The low interest rate environment has also provided the opportunity for developers to continue to add to the supply of apartments in our markets.

During 2003, we developed and implemented a rent optimization software program. This program will help us manage revenue by allowing us to set daily rents on apartment homes as they become available for rental. Automating the balance between vacancy and rents provides a more efficient method to pricing and will be a valuable tool to ensure that our properties are being managed to their greatest rental revenue producing potential.

4

Looking forward, we view the primary risk to our business as continued economic malaise in our markets. However, we believe that fundamentals in our markets have stabilized. Our markets produced 102,000 new jobs during the twelve months ended January 2004 which we expect will drive future demand. Among our five markets, the fundamentals in our Washington, D.C. and Southeast Florida markets are the strongest, and we expect pricing power to return to these markets first.  Fundamentals are not as strong in the Atlanta, Charlotte and Raleigh markets, and, accordingly, we expect it will take longer for pricing power to gain momentum in these markets. Additionally, permit issuance in 2003 was at a six-year low and we expect that this will result in a decreased supply of competitive apartment homes. We will continue to closely monitor and act upon key market dynamics by making disciplined strategic investments, sound operating decisions, and prudent financial measures.

Critical Accounting Policies

We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A summary of our significant accounting policies is disclosed in Note 3 to our consolidated financial statements, which are included in this annual report. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We consider critical accounting policies to be those policies that have the most impact on the reporting of our financial condition and those requiring significant judgments and estimates. Our critical accounting policies relate to cost capitalization and asset impairment evaluation.

Cost Capitalization

Expenditures directly related to the acquisition, development and improvement of real estate assets are capitalized at cost as land, buildings and improvements or furniture, fixtures and equipment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects.” These amounts are depreciated over estimated useful lives determined by management. Determining whether expenditures meet the criteria for capitalization and the assignment of depreciable lives requires our management to exercise significant judgment. Improvements are categorized as either non-recurring or recurring capitalized expenditures. Non-recurring capitalized expenditures primarily consist of major renovations and upgrades of apartment homes. Recurring capitalized expenditures consist primarily of exterior painting, new appliances, vinyl flooring, blinds, tile, wallpaper and carpet. Repairs and maintenance, such as landscaping maintenance, interior painting and cleaning and supplies used in such activities, are expensed as incurred and we do not accrue for such costs in advance. In addition, we have a group of employees responsible for the supervision of our capital expenditure projects and capitalize a portion of their direct costs. The amounts capitalized depend on the level of such activities.

During the development and construction of a new community, we capitalize all direct and indirect costs, including interest related to apartment construction and certain operational costs for communities under construction and in lease-up. Included in these costs is management’s estimate of the portion of internal costs that are incremental and considered related to such development activities. The amounts capitalized depend on the timing of such activities. Interest costs are capitalized in accordance with SFAS No. 34, “Capitalization of Interest Cost,” based on the ratio of those units available for rental to the total number of units in the community and depreciated over the lives of the constructed assets. We capitalize the cost of our development department efforts to projects currently under construction, currently at a rate of 3.0% of such construction assets. Such costs are then depreciated over the lives of the constructed assets upon their completion. We treat each unit in an apartment community separately for capitalization and expense recognition purposes, resulting in a proration of interest and operational costs in a development community between costs that are capitalized or expensed. As units become available for their intended use, we cease capitalization of interest and operational costs on those units based on the ratio of those units available for rental to the total number of units in the community.

5

Asset Impairment Evaluation

We record our real estate assets to be held and used at cost, less accumulated depreciation, unless considered impaired. If events or circumstances indicate that the carrying amount of a community may be impaired, we will assess its recoverability by estimating the undiscounted future cash flows of the community. If our recoverability assessment results in an indication of impairment for communities to be held and used, or if a community is considered to be held for sale, then we determine the community’s fair value. For communities classified as held for sale, the fair value represents the estimated sales price less cost to sell based on current or pending offers, when available, or based on estimates received from the broker. For communities to be held and used, fair value is determined by applying a capitalization rate to the community’s operating income. Applying capitalization rates to a community’s property operating income is a widely used measure of fair value and for determining the amount at which a community could be sold between willing parties. Determining appropriate capitalization rates requires significant judgment and is generally based on the prevailing rate for the submarket within the market in which the community is located. Capitalization rates can fluctuate due to changes in the general economy or within specific submarkets. If the actual capitalization rate for a community varies significantly from management’s estimate, the impairment evaluation may be significantly affected. For assets to be held and used, if the carrying amount exceeds the undiscounted future cash flows, we would recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the community and such loss would be included in income from continuing operations. Assets to be disposed of are recorded at the lower of carrying amount or fair value less cost to sell. An impairment loss will be recognized for any write-down to fair value less cost to sell for assets recorded as discontinued operations and reported in the discontinued operations section of the consolidated statements of earnings.

In accordance with SFAS No. 144, we present operating results of communities we consider held for sale, as well as those sold, in discontinued operations in our consolidated statements of earnings prospectively from the date of adoption, which was January 1, 2002. Although the adoption of SFAS No. 144 did not have a material impact on our financial position or results of operations for the year ended December 31, 2003, it did have a significant effect on the comparability of amounts presented from year to year on the consolidated statements of earnings. This Form 10-K has been updated to reflect the operating results of the communities sold during the nine months ended September 30, 2004 as well as the three communities considered as held for sale as of September 30, 2004 in discontinued operations for all periods.

Results of Operations for the Years Ended December 31, 2003, 2002 and 2001

Net income decreased to $16.3 million in 2003 from $91.7 million in 2002 primarily due to a decrease of $13.8 million in gain on sale of real estate assets in continuing operations, a decrease of $5.0 million in gain on sale of real estate assets - joint ventures and a decrease of $46.1 million in gain on disposition of discontinued operations. Net income increased to $91.7 million in 2002 from $56.5 million in 2001 primarily due to an increase in gain on disposition of discontinued operations of $64.9 million and an increase in gain on sale of real estate assets - joint ventures of $4.7 million offset by a decrease in gain on sale of real estate assets in continuing operations of $20.6 million.

Income from continuing operations before loss on unconsolidated real estate joint ventures, gain on sale of real estate assets, impairment loss on technology investments, minority interest of common unitholders in the Operating Partnership, dividends to preferred unitholders in the Operating Partnership and excess of redemption amount over carrying amount of preferred units decreased to $5.7 million in 2003 from $7.9 million in 2002. The primary factors causing this decrease are a $6.2 million increase in depreciation expense, a $1.0 million increase in general and administrative expenses, a $1.0 million increase in property management expenses and a $924,000 increase in amortization of deferred financing costs, all offset by a $6.8 million increase in property operating income from our communities in continuing operations. See the four sections entitled, “Operating Performance of our Same-Property, Acquisition, Stabilized Development and Lease-Up Communities” on pages 9 through 11 and the section entitled, “Other Income and Expenses” on page 14 of this report for an explanation of these changes.

6

The same measure decreased to $7.9 million in 2002 from $14.1 million in 2001. The primary factors causing this decrease are a $10.2 million decrease in property operating income from continuing operations and an increase in depreciation expense of $928,000 due to depreciation on development and acquisition communities, offset by a decrease of $3.4 million in interest expense due to a decrease in average indebtedness outstanding and a decrease in our average interest rate.

A community’s average physical occupancy is defined as the number of apartment homes occupied divided by the total number of apartment homes contained in the community, expressed as a percentage. Average physical occupancy has been calculated using the average of the occupancy that existed on Sunday during each week of the period. Average rent per occupied apartment home represents collected rent per occupied apartment home. Our methodology for calculating average physical occupancy and average rent per occupied apartment home may differ from the methodology used by other apartment companies and, accordingly, may not be comparable to other apartment companies.

A summary of our apartment homes (excluding joint ventures) for the years ended December 31, 2003, 2002 and 2001 is as follows:
	2003	2002	2001
Apartment homes at the beginning of the year	15,428	16,739	18,928
Acquisitions	1,095	222	-
Developments which were completed during the year	958	866	-
Sale of apartment homes	(2,927)	(2,399)	(2,189)
Apartment homes at the end of the year	14,554	15,428	16,739

7

The operating performance of our communities (excluding joint venture communities) is summarized below (dollars in thousands). The operating results for communities which are considered held for sale are included in their current “status” group until they are sold at which time they will be reclassified as disposition communities.

	Year Ended December 31,			Year Ended December 31,
	2003	2002	% Change	2002	2001	% Change
Property revenues (1):
Same-property communities (2)	$106,047	$109,226	-2.9%	$127,201	$133,824	-4.9%
Acquisition communities	3,991	-	100.0%	1,111	-	100.0%
Stabilized development communities (3)	16,947	16,477	2.9%	10,672	10,349	3.1%
Lease-up communities	13,307	2,436	446.3%	15,983	8,217	94.5%
Disposition communities	20,033	45,340	-55.8%	18,512	38,726	-52.2%
Total property revenues	160,325	173,479	-7.6%	173,479	191,116	-9.2%

Property operating and maintenance expenses (1):
Same-property communities	35,131	34,358	2.2%	42,048	40,656	3.4%
Acquisition communities	1,866	-	100.0%	488	-	100.0%
Stabilized development communities	6,229	5,839	6.7%	3,345	2,989	11.9%
Lease-up communities	5,076	980	418.0%	5,844	2,415	142.0%
Disposition communities	8,447	16,384	-48.4%	5,836	11,750	-50.3%
Total property operating and
maintenance expenses	56,749	57,561	-1.4%	57,561	57,810	-0.4%

Property operating income:
Same-property communities (2)	70,916	74,868	-5.3%	85,153	93,168	-8.6%
Acquisition communities	2,125	-	100.0%	623	-	100.0%
Stabilized development communities (3)	10,718	10,638	0.8%	7,327	7,360	-0.4%
Lease-up communities	8,231	1,456	465.3%	10,139	5,802	74.8%
Disposition communities	11,586	28,956	-60.0%	12,676	26,976	-53.0%
Property operating income	$103,576	$115,918	-10.6%	$115,918	$133,306	-13.0%

(1)	To determine the amounts of property revenue and property operating and maintenance expense which were contributed by communities classified in discontinued operations, see the table in the section entitled, “Communities Sold or Held for Sale on page 13 of this report.
(2)	Includes communities held for sale at December 31, 2004 with operating results reported in discontinued operations: Property revenue of $23.1 million, $24.0 million and $25.8 million for the years ended December 31, 2003, 2002 and 2001, respectively; property operating income of $15.3 million, $16.3 million and $18.5 million for the years ended December 31, 2003, 2002 and 2001.
(3)	Includes communities held for sale at September 30, 2004 with operating results reported in discontinued operations: Property revenue of $4.3 million, $5.1 million and $4.8 million for the years ended December 31, 2003, 2002 and 2001, respectively; property operating income of $1.9 million, $3.1 million and $2.8 million for the years ended December 31, 2003, 2002 and 2001, respectively..

8

Operating Performance of our Same-Property Communities

The operating performance of our same-property communities is summarized below (dollars in thousands, except average monthly rental revenue). The comparison of 2003 to 2002 includes those communities and apartment homes that were considered same-property as of December 31, 2003. The comparison of 2002 to 2001 includes those communities and apartment homes that were considered same-property as of December 31, 2002. The change in number of communities and apartment homes is the result of the disposition of communities during 2003 as well as the movement of a community which would have been stabilized development or lease-up in a prior year to the same-property category.

	Year Ended December 31,			Year Ended December 31,
	2003	2002	% Change	2002	2001	% Change
Property revenues:
Rental	$98,651	$101,850	-3.1%	$118,546	$124,670	-4.9%
Other	7,396	7,376	0.3%	8,655	9,154	-5.5%
Total property revenues	106,047	109,226	-2.9%	127,201	133,824	-4.9%

Property operating expenses:
Personnel	8,667	8,290	4.5%	9,679	9,024	7.3%
Advertising and promotion	1,276	1,244	2.6%	1,815	1,474	23.1%
Utilities	5,224	5,151	1.4%	5,860	6,145	-4.6%
Building repairs and maintenance	4,820	5,003	-3.7%	6,190	6,259	-1.1%
Real estate taxes and insurance	13,591	12,928	5.1%	16,543	15,600	6.0%
Other operating expense	1,553	1,742	-10.8%	1,961	2,154	-9.0%
Total property operating expenses	35,131	34,358	2.2%	42,048	40,656	3.4%
Property operating income	$70,916	$74,868	-5.3%	$85,153	$93,168	-8.6%
Average physical occupancy	94.2%	93.5%	0.7%	93.4%	92.9%	0.5%
Average rent per occupied apartment home	$889	$926	-4.0%	$895	$946	-5.4%
Number of apartment homes	9,865	9,865		12,060	12,060
Number of apartment communities	34	34		40	40

Property revenues declined from 2002 to 2003 primarily due to continued weakening fundamentals in our markets, primarily driven by a decline in job growth and/or an increase in job losses, residents leaving our communities to purchase homes in the low interest rate environment and the new supply of apartment homes added to our markets by builders taking advantage of low interest rates. Concessions at our same-property communities increased by $1.6 million, or 11.5%, during the year ended December 31, 2003 when compared to the same period in 2002. We believe 2004 is a transition year where we will not experience any significant increase in pricing power.

Personnel costs increased by $377,000, or 4.5%, from 2002 to 2003 due to an increase in staffing levels in 2003 as compared to 2002. Excluding personnel costs, property operating and maintenance expenses increased by 1.5% in 2003 over the same period in 2002. Insurance costs increased by $448,000, or 29.2%, during 2003 when compared to 2002 due to an increase in insurance rates with our May 2003 renewal as well as obtaining terrorism insurance on certain of our communities. As a percentage of total property revenue, total property operating and maintenance expenses for our same-property communities increased to 33.1% in 2003 from 31.5% in 2002.

Property revenues decreased from 2001 to 2002 due to weakening fundamentals in our markets primarily driven by a decline in job growth and/or an increase in job losses, residents leaving our communities to purchase homes in the low interest rate environment and the new supply of apartment homes added to our markets by builders taking advantage of low interest rates. Concessions at our same-property communities increased by $8.2 million, or 49.5%, in 2002 when compared to 2001.

Property operating and maintenance expenses increased by 3.4% from 2001 to 2002 primarily due to an increase in advertising costs, personnel costs and insurance costs. The increase in advertising costs is primarily due to a 158% increase in fees paid to locator companies for assistance in referring residents to our communities. Personnel costs increased primarily due to an 11.7% increase in group insurance costs from 2001 to 2002. Insurance costs increased primarily due to an increase in property liability insurance costs of 64.8%. As a percentage of total property revenue, total property operating and maintenance expenses for our same-property communities increased to 33.0% in 2002 from 30.4% in 2001.

9

Operating Performance of our Acquisition Communities

On May 6, 2003, the Operating Partnership purchased certain assets of Brickell Grand, Inc. (“Brickell Grand”), including the community known as Summit Brickell and a note receivable from the developer, located in Miami, Florida for $59.4 million. Summit Brickell contains 405 apartment homes and approximately 18,000 square feet of retail space. On December 31, 2003, we purchased Summit Lansdowne, located in Loudon County, Virginia, for $99.2 million. Summit Lansdowne contains 690 apartment homes.

On July 1, 2002, we acquired Summit San Raphael which has 222 apartment homes (Summit San Raphael was sold during 2003). There were no community acquisitions during 2001. The operating performance of our acquisition communities is summarized below (dollars in thousands, except average monthly rental revenue):

	Year Ended December 31,		Year Ended December 31,
	2003	2002	2002	2001
Property revenues:
Rental	$3,826	$-	$1,062	$-
Other	165	-	49	-
Total property revenues	3,991	-	1,111	-
Property operating expenses	1,866	-	488	-
Property operating income	$2,125	$-	$623	$-
Average physical occupancy	80.3%	-	93.2%	-
Average rent per occupied apartment home	$1,214	$-	$890	$-

Number of apartment homes	1,095	-	222	-

Operating Performance of our Stabilized Development Communities

The comparison of the years ended December 2003 and 2002 represents five communities with a total of 1,820 apartment homes (Summit Crest, Summit Lenox, Summit Overlook, Summit Peachtree City and Summit Shiloh) which were stabilized during the entire year ended December 31, 2003, but were stabilized subsequent to January 1, 2002. Summit Lenox is an existing community with 431 apartment homes that has recently been undergoing major renovations. Its operating results are included in results of stabilized development communities as it has not yet reached stabilization after renovation.

The comparison of the years ended December 31, 2002 and 2001 represents two communities with a total of 857 apartment homes (Summit Russett and Summit Lenox).

The operating performance of our stabilized development communities is summarized below (dollars in thousands, except average monthly rental revenue):

	Year Ended December 31,		Year Ended December 31,
	2003	2002	2002	2001
Property revenues:
Rental	$15,888	$15,447	$9,950	$9,487
Other	1,059	1,030	722	862
Total property revenues	16,947	16,477	10,672	10,349
Property operating expenses	6,229	5,839	3,345	2,989
Property operating income	$10,718	$10,638	$7,327	$7,360
Average physical occupancy	92.7%	84.6%	93.5%	88.3%
Average rent per occupied apartment home	$799	$845	$1,062	$1,078
Number of apartment homes	1,820	1,820	857	857

10

Operating Performance of our Communities in Lease-Up

We had seven communities in lease-up during the year ended December 31, 2003. The following is a summary of the communities in lease-up during 2003 (dollars in thousands):

		Total	Actual/		Average	% Leased
	Number of	Actual/	Anticipated	Actual/	Physical	as of
	Apartment	Anticipated	Construction	Anticipated	Occupancy	December
Community and Market	Homes	Cost	Completion	Stabilization	2003	31, 2003

Summit Grand Parc - Washington, D.C. (1)	105	$43,511	Q4 2002	Q3 2003	54.3%	99.0%
Summit Valleybrook - Philadelphia, PA	352	37,839	Q4 2002	Q3 2003	79.5%	94.6%
Summit Brookwood - Atlanta, GA	359	45,504	Q4 2002	Q4 2003	79.8%	94.4%
Summit Roosevelt - Washington, D.C.	198	46,254	Q2 2003	Q3 2003	55.0%	100.0%
Summit Stockbridge - Atlanta, GA	304	23,365	Q3 2003	Q2 2004	54.8%	93.1%
Summit Reunion Park II - Raleigh, NC	172	10,800	Q1 2004	Q3 2004	3.3%	9.3%
Summit Silo Creek - Washington, D.C.	284	41,700	Q2 2004	Q4 2004	14.7%	32.7%

	1,774	$248,973

(1)	Summit Grand Parc was completed during the fourth quarter of 2002. Stabilization, occupancy and percent leased information in the table above represents data for the apartment homes only. The 12,500 square feet of commercial space at Summit Grand Parc was 85.6% leased and occupied as of December 31, 2003.

The actual stabilization dates for our communities in lease-up may be later than anticipated. The rental rates that we charge also may be less than expected.

We had eight communities with 2,289 apartment homes in lease-up during the year ended December 31, 2002 (Summit Brookwood, Summit Crest, Summit Grand Parc, Summit Grandview, Summit Overlook, Summit Peachtree City, Summit Shiloh II and Summit Valleybrook).

The operating performance of our lease-up communities is summarized below (dollars in thousands):

	Year Ended December 31,		Year Ended December 31,
	2003	2002	2002	2001
Property revenues:
Rental	$12,292	$2,191	$15,069	$7,698
Other	1,015	245	914	519
Total property revenues	13,307	2,436	15,983	8,217
Property operating expenses	5,076	980	5,844	2,415
Property operating income	$8,231	$1,456	$10,139	$5,802

Number of apartment homes	1,774	1,774	2,289	2,289

Operating Performance of our Disposition Communities

The 2003 disposition communities consist of the former Summit Fairways, Summit Turtle Rock, Summit Camino Real, Summit Buena Vista, Summit Belcourt, Summit Las Palmas, Summit Arboretum and Summit San Raphael (comprised of an aggregate of 2,927 apartment homes), all of which were sold during the year ended December 31, 2003. With the exception of Summit Fairways, all of the communities disposed of during 2003 are located in Texas and, therefore, their disposition completed our exit of the Texas market.

The 2002 disposition communities consist of the former Summit Breckenridge, Summit New Albany, Summit Pike Creek, Summit Stonefield, Summit Meadow, Summit Mayfaire, Summit Sand Lake and Summit Windsor (comprised of an aggregate of 2,399 apartment homes), all of which were sold during the year ended December 31, 2002. The disposition of three of these eight communities completed our exit of the Richmond, Virginia, Columbus, Ohio and Newark, Delaware markets.

11

During the year ended December 31, 2002, a joint venture in which we held a 50% ownership interest sold an apartment community formerly known as The Heights at Cheshire Bridge located in Atlanta, Georgia.

The 2001 disposition communities consist of the former Summit Palm Lake, Summit Arbors, Summit Radbourne, Summit Lofts, Summit Stony Point, Summit Gateway, Summit Deerfield, Summit Waterford and Summit Walk (an aggregate of 2,189 apartment homes), all of which were sold during the year ended December 31, 2001.

The operating performance of the disposition communities (excluding The Heights at Cheshire Bridge) is summarized below (dollars in thousands). Note that communities which are considered held for sale are not included in disposition communities’ results of operations until sold (i.e., such results remain in same-property, acquisition, stabilized development or lease-up communities results until sold).

	Year Ended December 31,		Year Ended December 31,
	2003	2002	2002	2001
Property revenues:
Rental	$18,652	$42,352	$17,213	$35,928
Other	1,381	2,988	1,299	2,798
Total property revenues	20,033	45,340	18,512	38,726
Property operating expenses	8,447	16,384	5,836	11,750
Property operating income	$11,586	$28,956	$12,676	$26,976

Number of apartment homes	2,927	5,326	2,399	4,588

Acquisitions and Dispositions

During the year ended December 31, 2003, we sold eight communities comprising 2,927 apartment homes for an aggregate sales price of $215.2 million, resulting in an aggregate gain on sale of $18.8 million for seven of the communities and an impairment charge of $0.8 million for one of the communities. The eight communities sold were the former Summit Fairways, Summit Turtle Rock, Summit Camino Real, Summit Buena Vista, Summit Arboretum, Summit Las Palmas, Summit San Raphael and Summit Belcourt. Net proceeds from four of the eight communities, equaling $51.5 million, were placed in escrow with a qualified intermediary in accordance with like-kind exchange income tax rules and regulations.

During the year ended December 31, 2003, we purchased two communities. On December 31, 2003, we purchased Summit Lansdowne, located in Loudon County, Virginia, for $99.2 million. Summit Lansdowne contains 690 apartment homes and was approximately 89.0% leased as of December 31, 2003. On May 6, 2003, the Operating Partnership purchased certain assets of Brickell Grand, including the community known as Summit Brickell and a note receivable from the developer, for $59.4 million. Summit Brickell is located in Miami, Florida and contains 405 apartment homes and approximately 18,000 square feet of retail space.

During the year ended December 31, 2002, we sold eight communities comprising 2,399 apartment homes for an aggregate sales price of $211.8 million, resulting in an aggregate net gain on sale of $78.7 million. The eight communities sold were the former Summit Breckenridge, Summit New Albany, Summit Pike Creek, Summit Mayfaire, Summit Stonefield, Summit Meadow, Summit Sand Lake and Summit Windsor. Net proceeds from four of the eight communities, equaling $107.4 million, were placed in escrow with a qualified intermediary in accordance with like-kind exchange income tax rules and regulations.

During the year ended December 31, 2002, a joint venture in which we held a 50% interest, sold a community known as The Heights at Cheshire Bridge (comprising 318 apartment homes) to an unrelated third party and the joint venture was dissolved. Upon dissolution, we recognized a gain of $5.0 million on the sale of the joint venture’s assets.

During the year ended December 31, 2002, we acquired a stabilized, luxury apartment community in the Galleria sub-market of Dallas, Texas (comprising 222 apartment homes) for $17.7 million. The community, known as Summit San Raphael, was sold during 2003.

12

During the year ended December 31, 2001, we sold one parcel of land and nine communities comprising 2,189 apartment homes for an aggregate sales price of $167.6 million, resulting in an aggregate net gain on sale of $34.4 million. The parcel of land was located in Richmond, Virginia and the nine communities sold were the former Summit Palm Lake, Summit Arbors, Summit Radbourne, Summit Lofts, Summit Gateway, Summit Stony Point, Summit Deerfield, Summit Waterford and Summit Walk. Net proceeds from three of the nine communities, equaling $31.7 million, were placed in escrow with a qualified intermediary in accordance with like-kind exchange income tax rules and regulations.

During the year ended December 31, 2001, a joint venture in which we hold a 25% interest, sold a community, the former Summit Station, for $11.9 million. This sale resulted in the recognition by the joint venture of a gain of $1.1 million, of which we recorded $271,000 based on our equity interest.

We did not acquire any communities during the year ended December 31, 2001.

Communities Sold or Held for Sale

In accordance with SFAS No. 144, net income and gain on disposition of real estate for communities sold or considered held for sale after December 31, 2001 are reflected in our statements of earnings as “discontinued operations” for all periods presented. Below is a summary of discontinued operations for all of the communities sold during 2003 and 2002, excluding Summit Breckenridge and joint venture communities, for the years ended December 31, 2003, 2002 and 2001 (in thousands). Summit Breckenridge was properly classified as held for sale prior to January 1, 2002 and, therefore, its operations prior to disposal are included in income from continuing operations. In addition, the summary below includes the eight communities sold during the nine months ended September 30, 2004 (Summit Square, Summit Highland, Summit Belmont, Summit Fair Oaks, Summit Crossing, Summit Norcroft, Summit Glen and Summit Reston) as well as the three communities held for sale as of September 30, 2004 (Summit Del Ray, Summit Lenox and Summit Brickell View).

	Year Ended December 31,
Property revenues:	2003	2002	2001
Rental	$44,336	$68,805	$75,092
Other	3,162	4,886	5,450
Total property revenues	47,498	73,691	80,542
Property operating expenses	18,747	25,828	25,522
Depreciation	9,907	16,043	16,081
Interest and amortization	4,133	7,092	9,077
Income from discontinued operations before gain on disposition of discontinued operations, impairment loss on discontinued operations, loss from early extinguishment of debt associated with assets sales and
minority interest of common unitholders in Operating Partnership	14,711	24,728	29,862
Net gain on disposition of discontinued operations	18,820	64,907	-
Impairment loss on discontinued operations	(759)	-	-
Loss from early extinguishment of debt associated with asset sales	(6,522)	(311)	-
Income from discontinued operations before minority interest	26,520	89,324	26,862
Minority interest of common unitholders in Operating Partnership	(2,937)	(10,201)	(3,846)
Total discontinued operations	$23,313	$79,123	$26,016

13

Development Activity

Development communities in process as of December 31, 2003 are summarized as follows (dollars in thousands):

	Number of	Total		Estimated	Anticipated
	Apartment	Estimated	Cost To	Cost To	Construction
Community	Homes	Costs	Date	Complete	Completion

Summit Reunion Park II - Raleigh, NC	172	$10,800	$9,354	$1,446	Q1 2004
Summit Silo Creek - Washington, D.C.	284	41,700	36,233	5,467	Q2 2004
Summit Brickell View - Miami, FL	323	74,000	64,931	9,069	Q4 2004
Summit Las Olas - Ft. Lauderdale, FL	420	73,700	66,889	6,811	Q4 2004
Summit Fairfax Corner - Washington, D.C.	488	74,500	20,452	54,048	Q4 2006
Total - communities under construction	1,687	274,700	197,859	76,841
Other development and construction costs (1)	-	-	12,454	-
	1,687	$274,700	$210,313	$76,841

(1)  Consists primarily of land held for development and other pre-development costs.

The estimated cost to complete the development communities listed above of $76.8 million represents substantially all of our material commitments for capital expenditures as of December 31, 2003.

Factors Affecting the Performance of Our Development Communities

As with any development project, there are uncertainties and risks associated with the development of the communities described above. While we have prepared development budgets and have estimated completion and stabilization target dates based on what we believe are reasonable assumptions in light of current conditions, there can be no assurance that actual costs will not exceed current budgets or that we will not experience construction delays due to the unavailability of materials, weather conditions or other events. We also may be unable to obtain, or experience delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations. Similarly, market conditions at the time these communities become available for leasing will affect rental rates and the period of time necessary to achieve stabilization.

Other development risks include the possibility of incurring additional costs or liabilities resulting from increased costs for materials or labor or other unexpected costs or defects in construction material, and the possibility that financing may not be available on favorable terms, or at all, to pursue or complete development activities.

In addition, we are conducting feasibility and other pre-development work for five communities. We could abandon the development of any one or more of these potential communities in the event that we determine that market conditions do not support development, financing is not available on favorable terms or at all, or we are unable to obtain necessary permits and authorizations, or due to other circumstances which may prevent development. There can be no assurance that, if we do pursue one or more potential communities, that we will be able to complete construction within the currently estimated development budgets or that construction can be started at the time currently anticipated.

Other Income and Expenses

Interest income decreased by $422,000 to $1.9 million in 2003 compared to 2002, and increased by $228,000 to $2.3 million in 2002 compared to 2001, primarily due to a preferred return of $375,000 earned in 2002 on an equity investment.

Other income increased by $348,000 to $791,000 in 2003 compared to 2002, primarily due to an increase in water billing administration fees and water meter installation fees of $386,000. Other income decreased by $434,000 to $442,000 in 2002 compared to 2001 as a result of a $325,000 credit enhancement fee received in 2001 in connection with a community that was being developed by a third-party developer.

14

Depreciation and amortization for both continuing and discontinued operations remained stable at $40.3 million in 2003 and $40.2 million in 2002. Depreciation expense for both continuing and discontinued operations increased by $852,000 to $40.2 million in 2002 compared to 2001, primarily due to depreciation expense related to recently developed communities as well as depreciation on the community acquired during 2002.

Depreciation and amortization expense for continuing operations increased by $6.2 million to $30.5 million in 2003 compared to 2002 primarily due to depreciation recorded for recent development communities as well as for the community acquired in May of 2003. Depreciation and amortization expense for continuing operations increased by $928,000 million to $24.2 million in 2002 compared to 2001 primarily due to depreciation on development communities and one acquisition community during that year.

Interest expense for both continuing and discontinued operations decreased by $3.5 million to $31.0 million in 2003 when compared to 2002, primarily due to a $5.9 million decrease in our average indebtedness outstanding and a decrease in our average effective interest rate of 0.38% in 2003. Interest expense for both continuing and discontinued operations decreased by $5.4 million to $34.5 million in 2002 compared to 2001 primarily due to a $20.8 million decrease in our average indebtedness outstanding and a decrease in the average effective interest rate of 0.39%.

Deferred financing cost amortization increased by $924,000 to $2.2 million in 2003 compared to 2002 primarily due to a charge of $827,000 related to unamortized financing costs related to the termination of our prior unsecured credit facility in 2003, with no similar charge in 2002.

General and administrative expenses increased by $1.0 million to $6.9 million in 2003 when compared to 2002 primarily due to an increase of $1.0 million related to performance-based compensation. General and administrative expenses decreased by $1.0 million to $5.9 million in 2002 compared to 2001 primarily due to a 2001 charge of $1.8 million related to an increase in the costs of abandoned pursuit projects and severance costs associated with senior staff reductions in our organization during that year, offset by an increase in professional fees of $449,000 related to the increased cost of doing business as a public company and an increase in non-cash compensation of $304,000. As a percentage of total revenues, general and administrative expenses were 4.2% in 2003, 3.4% in 2002 and 3.6% in 2001.

Property management expenses for both owned and third-party communities increased by $1.0 million to $5.9 million in 2003 when compared to 2002 primarily due to a decrease in development activity at the Operating Partnership, causing a reduction of $583,000 of the capitalization of costs related to Summit Management Company (the “Management Company”) employee performance of development activities as well as an increase in legal and accounting professional fees of $141,000. Property management expenses for both owned and third-party communities decreased by $712,000 in 2002 when compared to 2001 primarily due to a reduction in personnel expenses of $769,000 resulting from staff reductions at the Management Company and Summit Apartment Builders, Inc. (the “Construction Company”).

The $18.8 million gain on disposition of discontinued operations in 2003 resulted from the disposition of seven communities. The seven communities sold were the former Summit Fairways, Summit Turtle Rock, Summit Camino Real, Summit Buena Vista, Summit Arboretum, Summit Las Palmas and Summit San Raphael.

The $73,000 gain on sale of real estate assets in continuing operations resulted from the sale of a parcel of land which was located at one of our existing communities. The impairment loss on discontinued operations of $759,000 was incurred upon the disposition of the former Summit Belcourt, located in Dallas, Texas.

The communities disposed of in 2003 were part of our plan to dispose of assets that no longer meet our growth objectives or to make desired changes in the number of apartment homes in each of our markets. The sale of the communities in Texas completed our previously announced intention to exit Texas.

The $78.7 million gain on sale of assets in 2002 resulted from the disposition of eight communities. The $34.4 million gain on sale of assets in 2001 resulted from the disposition of one parcel of land and nine communities.

15

Liquidity and Capital Resources

Liquidity

Net cash provided by operating activities decreased to $49.6 million for the year ended December 31, 2003 from $60.9 million for the year ended December 31, 2002, primarily due to a $4.4 million decrease in income from continuing operations before gain on sale of real estate assets, loss from early extinguishment of debt, impairment loss on technology investments, minority interest of common unitholders in the Operating Partnership, dividends to preferred unitholders in the Operating Partnership and the excess of the redemption amount over the carrying amount of preferred units and a decrease of $7.2 million in cash used for accounts payable and accrued expenses.

Net cash used in investing activities increased to $28.9 million for the year ended December 31, 2003 from $8.1 million for the year ended December 31, 2002. The increase in cash used in investing activities is due to an increase of $137.3 million in cash used for the acquisition of real estate assets in 2003 when compared to 2002 offset by an increase of $110.1 million in proceeds from the sale of real estate assets and an increase of $7.9 million in contributions received from our historic tax credit joint venture partner. Current year cash proceeds from the sale of real estate assets include current year expenditures from qualified like-kind exchange escrows that relate to prior year sales.

Net cash used in financing activities decreased to $20.5 million for the year ended December 31, 2003 from $52.5 million for the year ended December 31, 2002. The decrease in cash used in financing activities during 2003 is primarily due to an increase in proceeds received from the issuance of mortgage debt of $137.0 million and an increase in the proceeds received from the issuance of stock of $100.2 million, all offset by an increase in cash used to redeem preferred units of $85.0 million, an increase in the amount of cash used for net repayments of the credit facility of $75.0 million and an increase in the amount of cash used to repay mortgages of $44.0 million.

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. REITs are subject to a number of organizational and operational requirements, including a requirement that 90% of ordinary taxable income be distributed. As a REIT, we generally will not be subject to federal income tax on net income to the extent taxable income is distributed.

As of January 1, 2003, we had $62.9 million of cash and cash equivalents (including restricted proceeds placed with a qualified intermediary in accordance with income tax rules and regulations) and $81.0 million available under our prior unsecured credit facility. After considering the transactions listed below and our cash provided by operating activities of $49.6 million during the year, as of December 31, 2003, we had $2.7 million of cash and cash equivalents and $70.0 million available under our secured credit facility. During the year ended December 31, 2003, we generated cash proceeds from various transactions, including:

•	We sold eight communities and one parcel of land for an aggregate sales price of $215.2 million, generating net cash proceeds of $189.7 million;
•	Issued $144.0 million in fixed-rate mortgages secured by four communities; and
•	Issued 4.3 million shares of our common stock for net proceeds of $97.3 million.

The proceeds were used primarily to:

•	Acquire two apartment communities for an aggregate purchase price of $158.8 million;
•	Construct development communities of $92.5 million;
•	Redeem all 3.4 million Series B Cumulative Redeemable Perpetual Preferred Units of $85.0 million;
•	Repay two public unsecured notes in the aggregate amount of $47.0 million which matured during the year;
•	Repay $26.8 million of mortgages associated with communities which were sold during the year;
•	Repay $25.0 million under our credit facility;
•	Make investments of $21.4 million in a consolidated joint venture which is developing a community;
•	Repurchase $15.2 million of common stock under our common stock repurchase program; and
•	Fund capital expenditures and other corporate additions and tenant improvements of $9.0 million.

16

Our outstanding indebtedness (excluding fair value adjustments of hedged debt instruments of $4.0 million) as of December 31, 2003 totaled $722.2 million. This amount includes $332.7 million in fixed rate conventional mortgages, $10.3 million of variable rate tax-exempt bonds, $220.0 million of unsecured notes, $6.9 million of variable rate mortgages, $33.3 million under a construction loan and $119.0 million under our secured credit facility. See the table in the section entitled “Market Risk” on page 20 of this report for a summary of the aggregate annual maturities of our debt as of December 31, 2003.

We expect that our primary uses of cash in 2004 will be to fund development spending (refer to the section entitled “Development Activity” on page 14 of this report), to fund debt maturities (refer to the “Schedule of Debt” on page 19 of this report), acquisition opportunities and the possible redemption of the Series C Cumulative Redeemable Perpetual Preferred Units (see the section entitled “Preferred Units” on page 18 of this report). Other uses of cash in 2004 will be to fund principal amortization of debt, to fund capital expenditures relating to maintaining our existing communities and to fund dividend and distribution payments.

We expect that the primary source of funds for these uses, in addition to our cash provided operating activities, will be the proceeds from disposition of communities as we continue our capital recycling strategy of selling older communities and using those proceeds to fund development and/or acquisition investment opportunities. We also may issue fixed-rate mortgage debt or issue common or preferred equity. In addition, we have adequate borrowing capacity under our credit facility.

Credit Facilities

On July 28, 2003, we obtained a secured credit facility with a total current commitment of $200.0 million and current availability of $189.0 million. We have the ability to increase this commitment and availability pursuant to the terms of the credit agreement. The secured credit facility replaced our $225.0 million unsecured credit facility and provides funds for new development, acquisitions and general working capital purposes. This facility is secured by nine of our communities (Summit Fair Oaks, Summit Governor’s Village, Summit Grandview, Summit Lake, Summit Peachtree City, Summit Portofino, Summit Sedgebrook, Summit Shiloh and Summit Sweetwater) and matures in July 2008. As described in the credit agreement, loans under the credit facility are limited subject to debt service coverage and loan to value ratios and bear interest at the Reference Bill Index Rate (defined as the money market yield for the Reference Bills as established by the most recent Reference Bill auction conducted by Freddie Mac) plus 58 to 91 basis points depending on the level of debt service coverage. The outstanding balance of the credit facility was $119.0 million and the interest rate was 1.62% as of December 31, 2003.

On July 28, 2003, we obtained an unsecured letter of credit facility, which matures in July 2008 and has a total commitment of $20.0 million. The letters of credit issued under this facility will serve as collateral for performance on contracts and as credit guarantees to banks and insurers. As of December 31, 2003, there were $9.2 million of letters of credit outstanding under this facility.

Direct Placement of Common Stock

On December 29, 2003, we sold 2.0 million shares of our common stock to certain investment advisory clients of RREEF America L.L.C. at a price of $23.61 per share. Net proceeds from the sale of $47.2 million were used for general corporate purposes, including acquisition and development opportunities and repayment of outstanding indebtedness. On September 25, 2003, we sold 2.3 million shares of our common stock to certain advisory clients of Cohen & Steers Capital Management, Inc. at a price of $21.81 per share. The net proceeds from the sale of $50.1 million were used for general corporate purposes, including the redemption of preferred units, acquisition and development opportunities and debt reduction. These sales were made pursuant to our existing shelf registration statement previously filed with, and declared effective by, the SEC.

17

Preferred Units

On September 18, 2003, we redeemed all 3.4 million of the Operating Partnership’s preferred units of limited partnership interest designated as 8.95% Series B Cumulative Redeemable Perpetual Preferred Units for cash in the amount of $25.20 per unit plus all unpaid distributions through the redemption date. These preferred units were redeemable by the Operating Partnership for cash, or at our option, shares of our 8.95% Series B Cumulative Redeemable Perpetual Preferred Stock, or a combination of cash and shares of our 8.95% Series B Cumulative Redeemable Perpetual Preferred Stock. Holders of the Series B preferred units had the right to exchange these preferred units for shares of our Series B preferred stock on a one-for-one basis, subject to adjustment: (a) on or after April 29, 2009, (b) if full quarterly distributions were not made for six quarters, or (c) upon the occurrence of specified events related to the treatment of the Operating Partnership or the preferred units for federal income tax purposes. As a result of the redemption, the excess of the redemption amount over the carrying amount of the units, which totals approximately $3.0 million in the aggregate, has reduced net income for the year ended December 31, 2003. This is consistent with the SEC's staff announcement on July 31, 2003 that provided clarification to Emerging Issues Task Force ("EITF") Topic D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock." Distributions on the Series B preferred units were cumulative from the date of original issuance and were payable quarterly at the rate of 8.95% per year of the $25.00 original capital contribution. We made distributions to the holders of the Series B preferred units in the aggregate amount of $5.5 million during the year ended December 31, 2003 and $7.6 million during each of the years ended December 31, 2002 and 2001.

As of December 31, 2003, the Operating Partnership had outstanding 2.2 million preferred units of limited partnership interest designated as 8.75% Series C Cumulative Redeemable Perpetual Preferred Units. The preferred units are redeemable by the Operating Partnership on or after September 3, 2004 for cash at a redemption price equal to the holder’s capital account. The holder of the Series C preferred units has the right to exchange these preferred units for shares of our Series C preferred stock on a one-for-one basis, subject to adjustment: (a) on or after September 3, 2009, (b) if full quarterly distributions are not made for six quarters, (c) upon the occurrence of specified events related to the treatment of the Operating Partnership or the preferred units for federal income tax purposes, or (d) if the holdings in the Operating Partnership of the Series C unitholder exceed 18% of the total profits of or capital interest in the Operating Partnership for a taxable year. Distributions on the Series C preferred units are cumulative from the date of original issuance and are payable quarterly at the rate of 8.75% per year of the $25.00 original capital contribution. We made distributions to the holder of the Series C preferred units in the aggregate amount of $4.8 million during each of the years ended December 31, 2003, 2002 and 2001.

Impairment Loss on Technology Investments

Management considers events and circumstances that may indicate impairment of an investment, including operating performance and cash flow projections. In 2001, management determined that our investments in BroadbandNOW!, Inc. and YieldStar Technology LLC were impaired and that such impairment was other than temporary. As a result, we recorded an impairment loss in the aggregate amount of $1.2 million, which represents our entire investment in these two technology companies. We have no other technology company investments.

18

Schedule of Debt

The following table sets forth information regarding our debt financing (excluding fair value adjustments of hedged debt instruments) as of December 31, 2003 and 2002 (dollars in thousands):

	Interest		Principal Outstanding
	Rate as of		December 31,
	December 31, 2003	Maturity Date (1)	2003	2002
Fixed Rate Debt
Mortgage Loan (2)	6.76%	10/15/2008	$132,989	$133,909
Mortgage Loan (3)	8.00%	9/1/2005	7,909	8,040
Mortgage Notes:
Summit Fair Lakes	7.82%	7/1/2010	48,340	48,340
Summit Doral	5.17%	4/1/2013	30,962	-
Summit Aventura	5.09%	7/1/2013	39,480	-
Summit Overlook	4.70%	8/1/2013	22,889	-
Summit Russett	4.17%	12/31/2009	50,000	-
Mortgage notes repaid in 2003			-	77,982
Total Mortgage Debt			332,569	268,271

Unsecured Notes:
Medium Term Notes	8.04%	11/17/2005	25,000	25,000
Medium Term Notes	7.04%	5/9/2006	25,000	25,000
Medium Term Notes	7.59%	3/16/2009	25,000	25,000
Medium Term Notes	8.50%	7/19/2010	10,000	10,000
Medium Term Notes	7.70%	5/9/2011	35,000	35,000
Notes	6.95%	8/15/2004	50,000	50,000
Notes	7.20%	8/15/2007	50,000	50,000
Unsecured notes repaid in 2003			-	47,000
Total Unsecured Notes			220,000	267,000
Total Fixed Rate Debt			552,569	535,271

Variable Rate Debt
Credit facility (4)	Ref Bill + 58 bps	7/27/2008	119,000	144,000
Construction loan - asset held for sale (5)	LIBOR + 207.5 bps	5/1/2004	33,345	-
Summit Foxcroft mortgage note	LIBOR + 170 bps	7/1/2005	6,900	6,900
Tax-Exempt Bonds:
Summit Belmont - asset held for sale (6)	2.75%	4/1/2007	10,345	10,565
Total Variable Rate Debt			169,590	161,465
Total Outstanding Indebtedness			$722,159	$696,736

(1) All of the secured debt can be prepaid at any time. Prepayment of all secured debt is generally subject to penalty or premium.

(2) Mortgage loan secured by the following communities:

Summit Ballantyne	Summit Glen	Summit Plantation
Summit Club at Dunwoody	Summit Largo	Summit St. Clair
Summit Del Ray	Summit on the River	Summit Westwood

(3) Mortgage loan secured by:

Summit Simsbury	Summit Touchstone

(4) On July 28, 2003, we obtained a secured credit facility which replaced our prior unsecured credit facility. The credit facility is secured by the following communities:

Summit Fair Oaks	Summit Lake	Summit Sedgebrook
Summit Governor’s Village	Summit Peachtree City	Summit Shiloh
Summit Grandview	Summit Portofino	Summit Sweetwater

19

(5) Concurrent with the purchase of our joint venture partner’s equity interest in SZF, LLC in July 2003, we consolidated the construction loan related to the community that is being developed by such joint venture. We repaid the construction loan on January 30, 2004. The construction loan had a total commitment of $45.0 million, bore interest at LIBOR plus 207.5 basis points and was to mature in June 2004.

(6) The tax-exempt bond bears interest at various rates set by a remarketing agent at the demand note index plus 50 basis points, set weekly, or the lowest percentage of prime which allows the resale at a price of par. The bond is enhanced by a letter of credit from a financial institution, which will terminate prior to the maturity date of the related bond. In the event the credit enhancement is not renewed or replaced upon termination, the related loan obligation will be accelerated.

The one-month LIBOR rate as of December 31, 2003 was 1.12%.

Our outstanding indebtedness (excluding the construction loan which was repaid on January 30, 2004 and excluding our credit facility which matures in 2008) had an average maturity of 5.5 years as of December 31, 2003. Refer to the table in the section entitled, “Market Risk” below for a summary of the aggregate annual maturities of all outstanding debt as of December 31, 2003.

Market Risk

Our capital structure includes the use of variable rate and fixed rate debt and, therefore, we are exposed to the impact of changes in interest rates. We generally refinance maturing debt instruments at then-existing market interest rates and terms which may be more or less favorable than the interest rates and terms of the maturing debt. While we have historically had limited involvement with derivative financial instruments, we may utilize such instruments in certain situations to hedge interest rate exposure by modifying the interest rate characteristics of related balance sheet instruments and prospective financing transactions. We generally do not utilize derivative financial instruments for trading or speculative purposes.

On January 1, 2001, we adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that entities recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. The cumulative effect of adopting SFAS No. 133 was not material to our financial statements.

On June 14, 2002, we entered into an interest rate swap with a notional amount of $50.0 million, relating to $50.0 million of 7.20% fixed rate notes issued under our MTN program. Under the interest rate swap agreement, through the maturity date of August 15, 2007, (a) we have agreed to pay to the counterparty the interest on a $50.0 million notional amount at a floating interest rate of three-month LIBOR plus 241.75 basis points, and (b) the counterparty has agreed to pay to us the interest on the same notional amount at the fixed rate of the underlying debt obligation. The floating rate as of December 31, 2003 was 3.5975%. The fair value of the interest rate swap was an asset of $4.0 million as of December 31, 2003. The swap has been designated as a fair value hedge of the underlying fixed rate debt obligation and has been recorded in “Other assets” in the accompanying balance sheets. We assume no ineffectiveness as the interest rate swap meets the short-cut method conditions required under SFAS No. 133 for fair value hedges of debt instruments. Accordingly, no gains or losses were recorded in income relative to our underlying debt and interest rate swap.

20

The following table provides information about our interest rate swap and other financial instruments that are sensitive to changes in interest rates and should be read in conjunction with the accompanying consolidated financial statements and related notes. For debt, the table presents principal cash flows and related weighted average interest rates in effect as of December 31, 2003 by expected maturity dates. The weighted average interest rates presented in this table for the tax-exempt variable rate debt are inclusive of credit enhancement fees. For the interest rate swap, the table presents the notional amount and related weighted average pay rate by year of maturity (dollars in thousands):

	Expected Year of Maturity
	2004	2005	2006	2007	2008	Thereafter	2003 Total	2002 Total
Fixed Rate Debt:
Conventional fixed rate	$ 1,479	$ 9,691	$ 2,026	$ 2,180	$ 135,261	$ 181,932	$ 332,569	$ 268,271
Average interest rate	5.30%	7.36%	4.77%	4.78%	6.73%	5.54%	6.07%	6.99%
Unsecured fixed rate	50,000	25,000	25,000	50,000	—	70,000	220,000	267,000
Average interest rate	6.95%	8.04%	7.04%	7.20%	—	7.78%	7.40%	7.35%
Total fixed rate debt	51,479	34,691	27,026	52,180	135,261	251,932	552,569	535,271
Average interest rate	6.90%	7.85%	6.87%	7.10%	6.73%	6.16%	6.60%	7.17%

Variable Rate Debt:
Tax-exempt variable rate	220	220	220	9,685	—	—	10,345	10,565
Average interest rate	2.75%	2.75%	2.75%	2.75%	—	—	2.75%	3.05%
Variable rate mortgage note	—	6,900	—	—	—	—	6,900	6,900
Average interest rate	—	2.86%	—	—	—	—	2.86%	3.08%
Variable rate construction loan	33,345	—	—	—	—	—	33,345	—
Average interest rate	3.23%	—	—	—	—	—	3.23%	—
Variable rate credit facility	—	—	—	—	119,000	—	119,000	144,000
Average interest rate	—	—	—	—	1.62%	—	1.62%	2.69%
Total variable rate debt	33,565	7,120	220	9,685	119,000	—	169,590	161,465
Average interest rate	3.23%	2.86%	2.75%	2.75%	1.62%	—	2.06%	2.73%
Total debt	$ 85,044	$ 41,811	$ 27,246	$ 61,865	$ 254,261	$ 251,932	$ 722,159	$ 696,736
Average interest rate	5.45%	7.00%	6.84%	6.42%	6.73%	6.16%	5.53%	6.14%

Interest Rate Swap:
Pay variable/receive fixed				$ 50,000			$ 50,000	$ 50,000
Average pay rate				3-month			3-month	3-month
				LIBOR			LIBOR	LIBOR
				+2.4175%			+2.4175%	+2.4175%
Receive rate				7.20%			7.20%	7.20%

We estimate that the fair value of the variable rate debt approximates carrying value based upon our effective borrowing rates for issuance of debt with similar terms and remaining maturities. Fixed rate mortgage debt and fixed rate unsecured notes with a carrying value of $552.6 million had an estimated aggregate fair value of $596.4 million as of December 31, 2003. Rates currently available to us for similar terms and maturities were used to estimate the fair value of this debt. The fair market value of long-term fixed rate debt is subject to changes in interest rates.

21

Contractual Obligations

A summary of our future contractual obligations related to long-term debt, non-cancelable operating leases and other obligations as of December 31, 2003 is as follows (in thousands):

	Payments Due by Period
	2004	2005-2006	2007-2008	Thereafter	Total
Long-term debt principal payments and maturities (1)	$85,044	$69,057	$316,126	$251,932	$722,159
Interest payments on long-term debt (2)	36,799	64,597	53,512	34,108	189,016
Standby letters of credit (3)	7,799	1,402	-	-	9,201
Development expenditures (4)	36,497	40,344	-	-	76,841
Operating lease commitments (5)	199	314	295	212	1,020
Employment agreement payments (6)	400	800	800	1,200	3,200
Total	$166,738	$176,514	$370,733	$287,452	$1,001,437

(1)	The amount for 2004 includes the variable rate construction loan which was repaid on January 30, 2004.
(2)
For variable rate debt, the interest obligations were computed by applying the average interest rate for the three months ended December 31, 2003 to the average balance outstanding for the three months ended December 31, 2003 for all periods presented.

(3)
As collateral for performance on contracts and as credit guarantees to banks and insurers, we were contingently liable under standby letters of credit in the aggregate amount of $9.2 million as of December 31, 2003.

(4)
The estimated cost to complete the five development projects currently under construction was $76.8 million as of December 31, 2003. Anticipated construction completion dates of the projects range from the first quarter of 2004 to the fourth quarter of 2006.

(5)	Includes operating leases related to rental of office space.
(6)
We have employment agreements with two of our former executive officers, both of whom resigned from such executive positions, but who remain as employees and have agreed to provide various services to us from time to time through December 31, 2011. Each employment agreement requires that we pay to the former officers a base salary aggregating up to $2.1 million over the period from July 1, 2001 to December 31, 2011 (beginning with calendar year 2002, up to $200,000 on an annual basis). Each employment agreement also requires that we provide participation in our life insurance plan, office space, information systems support and administrative support for the remainder of each employee’s life, and participation in our health and dental insurance plans until the last to die of the employee or such employee’s spouse. Either party can terminate the employment agreements, effective 20 business days after written notice is given. The full base salary amount due shall be payable through 2011 whether or not the agreements are terminated earlier in accordance with their terms.

We carry terrorism insurance on all communities. The terrorism insurance is subject to coverage limitations, which we believe are commercially reasonable. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future, or that insurance coverage for acts of terrorism will be available in the future.

We are subject to a variety of claims and suits that arise in the ordinary course of business, including actions with respect to contracts and cases in which claims have been brought against us by current and former employees, residents, independent contractors and vendors. While the resolution of these matters cannot be predicted with certainty, we believe that the final outcome of such matters will not be material to our financial position or results of operations. If we determine that a loss is probable to occur, the estimated amount of that loss would be recorded in the financial statements.

22

We are a party to a number of agreements and contracts pursuant to which we may be obligated to indemnify the other party with respect to certain matters. Typically, these obligations arise in contracts into which we enter, under which we customarily agree to hold the other party harmless against certain losses arising from breaches of representations, warranties and/or covenants related to such matters as, among others, title to assets, specified environmental matters, qualification to do business, due organization, non-compliance with restrictive covenants, laws, rules and regulations, maintenance of insurance and payment of tax bills due and owing. Additionally, with respect to retail and office lease agreements we enter into as landlord, we may also indemnify the other party against damages caused by our willful misconduct or negligence associated with the operation and management of the building. Although no assurances can be made, we believe that if we were to incur a loss in any of these matters, such loss should not have a material effect on our financial condition or results of operations. Historically, payments made with regard to these agreements have not had a material effect on our financial condition or results of operations.

Funds from Operations

Funds from Operations ("FFO"), as defined by the National Association of Real Estate Investment Trusts ("NAREIT"), represents net income (loss) excluding gains from sales of property and extraordinary items, plus depreciation of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures, all determined on a consistent basis in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our methodology for computing FFO may differ from the methodologies utilized by other real estate companies and, accordingly, may not be comparable to other real estate companies. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, nor is it indicative of funds available to fund our cash needs, including our ability to make dividend or distribution payments. We believe that FFO is helpful to investors as a measure of performance of a Real Estate Investment Trust (“REIT”) because it recognizes that historical cost accounting for real estate assets under GAAP assumes that the value of such real estate diminishes over time. Real estate values have historically risen or fallen with market conditions and, therefore, many investors have considered presentation of operating results for a real estate company using historical cost accounting to be insufficient by itself. Thus, NAREIT created FFO as a supplemental measure of a REIT’s operating performance. By excluding such non-operating items as depreciation and gains on sales of real estate assets, among others, we believe that an investor can more easily compare the operating performance of our real estate assets between periods or compare our operating performance to our peers. Funds from Operations are calculated as follows (dollars in thousands):

	2003	2002	2001
Net income	$16,331	$91,688	$56,537
Minority interest of common unitholders	2,056	11,823	8,359
Gain on sale of real estate assets	(18,893)	(78,738)	(34,435)
Gain on sale of real estate assets - joint ventures	-	(4,955)	(271)
Depreciation:
Real estate assets	39,225	39,281	38,746
Real estate joint venture	763	1,119	1,231
Funds from Operations	$39,482	$60,218	$70,167

Net income per share - diluted	$0.59	$3.33	$2.09
Funds from operations per share - diluted	$1.26	$1.94	$2.26

Recurring capital expenditures (1)	$6,376	$4,530	$4,889
Non-recurring capital expenditures (2)	$1,516	$1,088	$3,943

Weighted average shares outstanding - basic	27,621,568	27,385,051	26,789,067
Weighted average shares outstanding - diluted	27,621,568	27,555,574	27,099,294
Weighted average shares and units outstanding -- basic	31,118,929	30,936,881	30,795,910
Weighted average shares and units outstanding -- diluted	31,268,003	31,107,404	31,106,137

(1) Recurring capital expenditures consist primarily of exterior painting, new appliances, vinyl flooring, blinds, tile, wallpaper and carpet.
(2) Non-recurring capital expenditures consist primarily of major renovations and upgrades of apartment homes.

23

Americans with Disabilities Act and Similar Laws

Under the Americans with Disabilities Act, all places of public accommodation are required to meet federal requirements related to access and use by disabled persons. We believe that our communities are substantially in compliance with present requirements of the Americans with Disabilities Act as they apply to multifamily dwellings. A number of additional federal, state and local laws exist or may be imposed which also may require modifications to our communities or regulate certain further renovations with respect to access by disabled persons. The ultimate amount of the cost of compliance with the Americans with Disabilities Act or related legislation is not currently ascertainable, and while these costs are not expected to have a material effect on us, they could be substantial. Limitations or restrictions on the completion of renovations may limit application of our investment strategy in particular instances or reduce overall returns on our investments.

Inflation

Substantially all of the leases at our communities are for a term of one year or less. The short-term nature of these leases generally serves to reduce the risk of the adverse effect of inflation.

Forward-Looking Statements

This report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify forward-looking statements by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “assume” and other similar expressions which predict or indicate future events and trends and which do not relate solely to historical matters. In addition, information concerning the following are forward-looking statements:

•	the future operating performance of stabilized communities;
•	national economic conditions and economic conditions in our markets;
•	the proposed development, acquisition or disposition of communities;
•	anticipated construction commencement, completion, lease-up and stabilization dates; and
•	estimated development costs.

You should not rely on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	economic conditions generally and the real estate market specifically, including changes in occupancy rates, market rents and rental rate concessions and the failure of national and local economic conditions to rebound in a timely manner;
•	changes in job growth, household formation and population growth in our markets;
•	uncertainties associated with our development activities, including the failure to obtain zoning and other approvals, actual costs exceeding our budgets, construction material defects and increases in construction costs;
•	the failure of investments to yield expected results;
•	the failure to sell communities on favorable terms, in a timely manner or at all;
•	the failure to locate favorable investment opportunities in our markets;
•	construction delays due to the unavailability of materials, weather conditions or other delays;
•	potential environmental liabilities and related property damages, costs of investigation and remediation, and liability to third parties;
•	competition, which could limit our ability to secure attractive investment opportunities, lease apartment homes, or increase or maintain rents;
•	supply and demand for apartment communities in our current market areas;

24

•	availability and cost of financing and access to cost-effective capital;
•	the inability to refinance existing indebtedness or to refinance existing indebtedness on favorable terms;
•	changes in interest rates;
•	changes in our debt ratings which could increase our cost of capital or impede our ability to raise debt financing;
•	legislative and regulatory changes, including changes to laws governing the taxation of REITs;
•	changes in GAAP, or policies and guidelines applicable to REITs; and
•	those factors discussed below and in the sections entitled “Results of Operations for the Years Ended
December 31, 2003, 2002 and 2001” on page 6 of this report, “Operating Performance of Our Same-Property Communities” beginning on page 9 of this report, “Operating Performance of Our Lease-Up Communities” beginning on page 11 of this report, “Factors Affecting the Performance of Our Stabilized Development Communities” beginning on page 14 of this report and “Contractual Obligations” beginning on page 22 of this report.

You should consider these risks and uncertainties in evaluating forward-looking statements and you should not place undue reliance on forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this report. We do not undertake to update these forward-looking statements. You should read this annual report on Form 10-K in its entirety in conjunction with our audited financial statements for the year ended December 31, 2003 and the related notes included in this report.

25

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of
Summit Properties Inc.

We have audited the accompanying consolidated balance sheets of Summit Properties Inc. (the “Company”) as of December 31, 2003 and 2002, and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2003. Our audit for the year ended December 31, 2003 also included the financial statement schedule III listed in the Index to Financial Statements at Item 15. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, on January 1, 2002, the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, on January 1, 2003, and Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, as amended by Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) on July 1, 2003.

/S/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
March 4, 2004, except for Notes 3, 8, 9, 24 and financial statement schedule III, as to which the date is November 12, 2004

26

SUMMIT PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,
	2003	2002

ASSETS
Real estate assets:
Land and land improvements	$175,107	$123,410
Buildings and improvements	843,127	674,119
Furniture, fixtures and equipment	65,083	55,148
Total operating real estate assets	1,083,317	852,677
Less: accumulated depreciation	(119,448)	(89,738)
Net operating real estate assets	963,869	762,939
Net real estate assets - assets held for sale	209,919	344,074
Construction in progress	145,382	139,263
Net real estate assets	1,319,170	1,246,276
Cash and cash equivalents	2,687	2,584
Restricted cash	1,198	62,775
Investments in real estate joint ventures	3,096	8,194
Deferred financing costs, net of accumulated amortization
of $7,108 in 2003 and $7,173 in 2002	7,694	6,008
Other assets	16,209	23,254
Other assets - assets held for sale	210	158
Total assets	$1,350,264	$1,349,249

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Notes payable	$682,463	$613,909
Accrued interest payable	4,558	4,936
Accounts payable and accrued expenses	30,848	45,485
Dividends and distributions payable	11,724	10,456
Security deposits and prepaid rents	2,587	1,638
Notes payable and other liabilities - assets held for sale	44,293	89,422
Total liabilities	776,473	765,846

Commitments and contingencies
Minority interest of common unitholders in Operating Partnership and four operating communities	57,724	50,264
Minority interest of preferred unitholders in Operating Partnership	53,544	136,261

Stockholders' equity:
Preferred stock, $0.01 par value - 25,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $0.01 par value - 100,000,000 shares authorized,
31,335,140 shares issued and outstanding in 2003 and
27,436,060 shares issued and outstanding in 2002	313	274
Additional paid-in capital	514,578	429,003
Accumulated deficit	(34,886)	(12,624)
Unamortized restricted stock compensation	(129)	(261)
Employee notes receivable	(17,353)	(19,514)
Total stockholders' equity	462,523	396,878

Total liabilities and stockholders' equity	$1,350,264	$1,349,249

See notes to consolidated financial statements.

27

SUMMIT PROPERTIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands, except per share amounts)

	Year Ended December 31,
	2003	2002	2001
Revenues:
Rental	$104,973	$93,034	$102,691
Other property income	7,854	6,754	7,883
Management fees - third party communities	618	787	913
Total revenues	113,445	100,575	111,487

Expenses:
Property operating and maintenance (exclusive of items listed below)	24,659	22,183	22,574
Real estate taxes and insurance	13,343	9,550	9,714
Depreciation and amortization	30,462	24,230	23,302
General and administrative	6,941	5,937	6,940
Property management - owned communities	5,271	4,297	4,931
Property management - third party communities	641	525	603
Total expenses	81,317	66,722	68,064

Operating income	32,128	33,853	43,423

Interest income	1,852	2,274	2,046
Other income	791	442	876
Interest expense	(26,913)	(27,427)	(30,810)
Deferred financing cost amortization	(2,198)	(1,274)	(1,400)
Income from continuing operations before loss on unconsolidated real estate joint ventures, gain on sale of real estate assets, impairment loss on technology investments, minority interest of common unitholders in
Operating Partnership, dividends to preferred unitholders in Operating
Partnership and excess of redemption amount over carrying amount of
preferred units	5,660	7,868	14,135
Loss on unconsolidated real estate joint ventures	(326)	(49)	(171)
Gain on sale of real estate assets	73	13,831	34,435
Gain on sale of real estate assets - joint ventures	-	4,955	271
Impairment loss on technology investments	-	-	(1,217)
Minority interest of common unitholders in Operating Partnership	880	(1,620)	(4,512)
Dividends to preferred unitholders in Operating Partnership	(10,306)	(12,420)	(12,420)
Excess of redemption amount over carrying amount of preferred units	(2,963)	-	-
Income (loss) from continuing operations	(6,982)	12,565	30,521

Income from discontinued operations	14,711	24,728	29,862
Gain on disposition of discontinued operations	18,820	64,907	-
Impairment loss on disposition of discontinued operations	(759)	-	-
Loss from early extinguishment of debt associated with asset sales	(6,522)	(311)	-
Minority interest of common unitholders in Operating Partnership	(2,937)	(10,201)	(3,846)
Total discontinued operations	23,313	79,123	26,016

Net income	$16,331	$91,688	$56,537

Per share data - basic:
Income (loss) from continuing operations	$(0.25)	$0.46	$1.14
Income from discontinued operations	0.84	2.89	0.97
Net income - basic	$0.59	$3.35	$2.11

Per share data - diluted:
Income (loss) from continuing operations	$(0.25)	$0.46	$1.13
Income from discontinued operations	0.84	2.87	0.96
Net income - diluted	$0.59	$3.33	$2.09
Dividends declared	$1.35	$1.76	$1.85
Weighted average shares - basic	27,621,568	27,385,051	26,789,067
Weighted average shares - diluted	27,621,568	27,555,574	27,099,294

See notes to consolidated financial statements.

28

SUMMIT PROPERTIES INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(Dollars in thousands)

				Unamortized
		Additional		Restricted	Employee
	Common	Paid-in	Accumulated	Stock	Notes
	Stock	Capital	Deficit	Compensation	Receivable	Total
Balance, December 31, 2000	$264	$415,827	$(62,775)	$(942)	$(13,697)	$338,677
Dividends	-	-	(49,738)	-	-	(49,738)
Proceeds from dividend reinvestment and
stock purchase plans	3	7,670	-	-	-	7,673
Repurchase of common stock	-	(197)	-	-	-	(197)
Conversion of common units to shares	1	4,020	-	-	-	4,021
Exercise of stock options	1	1,013	-	-	-	1,014
Issuance of restricted stock grants	1	1,665	-	(1,662)	-	4
Netdown of restricted stock grants	-	(732)	-	-	-	(732)
Amortization of restricted stock grants	-	-		1,378	-	1,378
Adjustment for minority interest of
common unitholders in Operating Partnership	-	(8,278)	-	-	-	(8,278)
Issuance of employee notes receivable	-	-	-	-	(3,940)	(3,940)
Repayment of employee notes receivable	-	-	-	-	3,181	3,181
Net income	-	-	56,537	-		56,537
Balance, December 31, 2001	270	420,988	(55,976)	(1,226)	(14,456)	349,600
Dividends	-	-	(48,336)	-	-	(48,336)
Proceeds from dividend reinvestment and
stock purchase plans	4	9,135	-	-	-	9,139
Repurchase of common stock	(1)	(2,665)	-	-	-	(2,666)
Conversion of common units to shares	-	285	-	-	-	285
Exercise of stock options	1	1,855	-	-	-	1,856
Issuance of restricted stock grants	-	35	-	(13)	-	22
Netdown of restricted stock grants	-	(619)	-	-	-	(619)
Amortization of restricted stock grants	-	-	-	978	-	978
Adjustment for minority interest of
common unitholders in Operating Partnership	-	(11)	-	-	-	(11)
Issuance of employee notes receivable	-	-	-	-	(7,813)	(7,813)
Repayment of employee notes receivable	-	-	-	-	2,755	2,755
Net income	-	-	91,688	-	-	91,688
Balance, December 31, 2002	274	429,003	(12,624)	(261)	(19,514)	396,878
Dividends	-	-	(38,593)	-	-	(38,593)
Issuance of stock	45	100,162	-	-	-	100,207
Proceeds from dividend reinvestment and
stock purchase plans	-	99	-	-	-	99
Repurchase of common stock	(8)	(15,185)	-	-	-	(15,193)
Conversion of common units to shares	1	1,975	-	-	-	1,976
Exercise of stock options	1	1,917	-	-	-	1,918
Issuance of restricted stock grants	-	660	-	-	-	660
Netdown of restricted stock grants	-	(460)	-	-	-	(460)
Amortization of restricted stock grants	-	-	-	132	-	132
Adjustment for minority interest of common
unitholders in Operating Partnership	-	(3,593)	-	-	-	(3,593)
Interest earned on employee notes receivable	-	-	-	-	(984)	(984)
Repayment of employee notes receivable	-	-	-	-	3,145	3,145
Net income	-	-	16,331	-	-	16,331
Balance, December 31, 2003	$313	$514,578	$(34,886)	$(129)	$(17,353)	$462,523

See notes to consolidated financial statements.

29

SUMMIT PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2003	2002	2001
Cash flows from operating activities:
Net income	$16,331	$91,688	$56,537
Adjustments to reconcile net income to net cash
provided by operating activities:
Minority interest of common unitholders in Operating Partnership	2,056	11,820	8,359
Excess of redemption amount over carrying amount of preferred units	2,287	-	-
Loss on unconsolidated real estate joint ventures	326	49	171
Gain on sale of real estate assets - continuing operations	(73)	(13,831)	(34,435)
Gain on sale of real estate assets - discontinued operations	(18,820)	(64,907)	-
Gain on sale of real estate assets - joint ventures	-	(4,955)	(271)
Impairment loss on discontinued operations	759	-	-
Impairment loss on technology investments	-	-	1,217
Loss on early extinguishment of debt associated with asset sales	6,522	311	-
Depreciation and amortization	42,667	42,517	42,155
Amortization of deferred settlement on interest rate swap	(965)	(545)	-
Issuance of unrestricted stock grants	683	-	-
Decrease (increase) in restricted cash	1,290	(814)	(3,087)
Decrease (increase) in other assets	2,410	1,473	(996)
Decrease in accrued interest payable	(378)	(2,097)	(696)
(Decrease) increase in accounts payable and accrued expenses	(6,170)	1,019	(2,947)
Increase (decrease) in security deposits and prepaid rents	632	(830)	(535)
Net cash provided by operating activities	49,557	60,898	65,472

Cash flows from investing activities:
Construction of real estate assets and land acquisitions	(92,547)	(112,839)	(117,080)
Acquisition of real estate assets	(158,788)	(17,866)	-
Proceeds from sale of real estate assets	249,982	139,920	147,980
Proceeds from sale of real estate assets - joint ventures	-	11,202	-
Capitalized interest	(10,334)	(10,360)	(11,080)
Investment in real estate joint venture	(21,415)	(9,075)	(4,285)
Distribution from real estate joint venture	-	540	-
Contributions from historic tax credit venture partner	8,486	600	-
Recurring capital expenditures	(6,376)	(4,530)	(4,889)
Non-recurring capital expenditures	(1,516)	(1,088)	(3,943)
Corporate and other asset additions and office tenant improvements	(1,094)	(4,647)	(977)
Decrease in notes receivable	4,659	68	119
Net cash (used in) provided by investing activities	(28,943)	(8,075)	5,845

Cash flows from financing activities:
Net (repayments of) borrowings on line of credit	(25,000)	50,000	(47,500)
Proceeds from issuance of mortgage debt	143,940	6,900	-
Repayments of mortgage debt	(55,950)	(11,912)	(5,436)
Borrowings on construction loan	12,548	-	-
Borrowings on unsecured notes	-	-	60,000
Repayments of unsecured notes	(47,000)	(41,000)	(30,000)
Repayments of tax-exempt bonds	(220)	(340)	(660)
Loss on early extinguishment of debt associated with asset sales	(6,522)	(311)	-
Payment of deferred financing costs	(4,018)	(549)	(1,212)
Redemption of Series B preferred units	(85,000)	-	-
Proceeds from termination of interest rate swap	-	1,510	-
Net proceeds from dividend reinvestment and stock purchase plans	99	9,139	7,673
Dividends and distributions to unitholders	(42,021)	(59,455)	(56,252)
Proceeds from issuance of common stock	100,207	-	-
Proceeds from exercise of stock options	1,918	1,856	1,014
Netdown of restricted and unrestricted stock awards	(460)	(597)	(728)
Repurchase of common stock	(15,193)	(2,666)	(197)
Increase in employee notes receivable	-	(7,813)	(3,940)
Repayments of employee notes receivable	2,161	2,755	3,181
Net cash used in financing activities	(20,511)	(52,483)	(74,057)

30

SUMMIT PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS - Continued
(Dollars in thousands)

	Year Ended December 31,
	2003	2002	2001
Net increase (decrease) in cash and cash equivalents	103	340	(2,740)
Cash and cash equivalents, beginning of year	2,584	2,244	4,984
Cash and cash equivalents, end of year	$2,687	$2,584	$2,244

Supplemental disclosure of cash flow information:
Cash paid for interest, net of capitalized interest	$31,408	$36,589	$40,550

See notes to consolidated financial statements.

31

SUMMIT PROPERTIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unless the context otherwise requires, all references to “we,” “our” or “us” in this report refer collectively to Summit Properties Inc., a Maryland corporation (“Summit”), and its subsidiaries, including Summit Properties Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), considered as a single enterprise. Summit is the sole general partner of the Operating Partnership.

1. ORGANIZATION AND FORMATION

Summit Properties Inc. was initially organized as a Maryland real estate investment trust on December 1, 1993 under the Maryland Real Estate Investment Trust Act. We became a Maryland corporation under the General Corporation Law of Maryland on January 13, 1994. On February 8, 1994, we completed an initial public offering of 10,000,000 shares of common stock, par value $0.01 per share. In connection with the initial public offering, we consummated a business combination involving the partnerships which owned 27 communities and the affiliated entities which provided development, construction and operating services to each of the communities prior to the initial public offering. A portion of the proceeds from the initial public offering was used to acquire an economic and voting interest in the Operating Partnership, which was formed to succeed to substantially all of the interests of the property partnerships in the communities and the operations of the Summit entities. We became the sole general partner and the majority owner of the Operating Partnership upon completion of the initial public offering and, accordingly, report our investment in the Operating Partnership on a consolidated basis.

We focus on the development, construction, acquisition and management of luxury apartment communities throughout the Southeast and Mid-Atlantic states and have chosen to focus our current efforts in five markets consisting of Atlanta, Charlotte, Raleigh, Southeast Florida and Washington, D.C.

2. BASIS OF PRESENTATION

All significant intercompany accounts and transactions have been eliminated in consolidation. The financial statements have been adjusted for the minority interest of holders of common units of limited partnership interest in the Operating Partnership. Minority interest of common unitholders in the Operating Partnership is calculated at the balance sheet date based upon the percentage of common units outstanding owned by partners other than Summit to the total number of common units outstanding. Minority interest of common unitholders in the Operating Partnership earnings is calculated based on the weighted average common units outstanding during the period. Common units can be exchanged by the holder for cash in an amount equal to the fair market value of an equivalent number of shares of Summit common stock, or the Operating Partnership may elect to have us issue shares of our common stock in exchange for common units on a one-for-one basis (subject to adjustment). As of December 31, 2003, there were 3,403,885 common units outstanding held by unitholders other than Summit, and the closing market price of our common stock was $24.02 per share.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Real Estate Assets and Depreciation - We record our real estate assets at cost less accumulated depreciation and, if necessary, adjust carrying value in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” by reviewing whether the sum of the estimated future net cash flows (undiscounted and without interest charges) from an asset to be held and used is less than the book value of the asset. Assets to be disposed of are recorded at the lower of carrying amount or fair value less costs to sell. No impairment existed as of December 31, 2003.

32

Expenditures directly related to the acquisition, development and improvement of real estate assets are capitalized at cost as land, buildings and improvements or furniture, fixtures and equipment. Improvements are categorized as either non-recurring or recurring capitalized expenditures. Non-recurring capitalized expenditures primarily consist of major renovations and upgrades of apartment homes. Recurring capitalized expenditures consist primarily of exterior painting, new appliances, vinyl flooring, blinds, tile, wallpaper and carpet. All of these expenditures are capitalized and depreciated over the estimated useful lives of the assets (land improvements - 15 years; buildings — 40 years; building improvements — 5 to 15 years; furniture, fixtures and equipment — 5 to 7 years).

Repairs and maintenance, such as landscaping maintenance, interior painting and cleaning and supplies used in such activities, are expensed as incurred. We record the cost of all repairs and maintenance, including planned major maintenance activities, recurring capital expenditures and non-recurring capital expenditures as incurred and do not accrue for such costs in advance.

Interest costs incurred during the construction period are capitalized and depreciated over the lives of the constructed assets. Interest capitalized was $10.3 million in 2003, $10.4 million in 2002 and $11.1 million in 2001.

We capitalize the cost of our development department to the projects currently under construction at a rate of 3.0% of such construction costs. Such costs are then depreciated over the lives of the constructed assets upon their completion. Such costs capitalized were $2.4 million in 2003, $3.4 million in 2002 and $4.9 million in 2001.

Asset Impairment Evaluation - We record our real estate assets to be held and used at cost, less accumulated depreciation, unless considered impaired. If events or circumstances indicate that the carrying amount of a community may be impaired, we will assess its recoverability by estimating the undiscounted future cash flows of the community. If our recoverability assessment results in an indication of impairment for communities to be held and used, or if a community is considered to be held for sale, then we determine the community’s fair value. For communities classified as held for sale, the fair value represents the estimated sales price less cost to sell based on current or pending offers, when available, or based on estimates received from the broker. For communities to be held and used, fair value is determined by applying a capitalization rate to the community’s operating income. Applying capitalization rates to a community’s property operating income is a widely used measure of fair value and for determining the amount at which a community could be sold between willing parties. Determining appropriate capitalization rates requires significant judgment and is generally based on the prevailing rate for the submarket within the market in which the community is located. Capitalization rates can fluctuate due to changes in the general economy or within specific submarkets. If the actual capitalization rate for a community varies significantly from management’s estimate, the impairment evaluation may be significantly affected. For assets to be held and used, if the carrying amount exceeds the undiscounted future cash flows, we would recognize an impairment loss to the extent the carrying amount exceeds the estimated fair value of the community and such loss would be included in income from continuing operations. Assets to be disposed of are recorded at the lower of carrying amount or fair value less cost to sell. An impairment loss will be recognized for any write-down to fair value less cost to sell and reported in the discontinued operations section of the consolidated statements of earnings.

Allocation of the Cost of Communities Acquired - The cost of communities acquired is allocated to tangible and intangible assets and liabilities based on their relative fair values. We estimate the fair value of the acquired tangible assets, which generally consist of land, buildings and furniture and fixtures, and intangible assets and liabilities, which generally represent the value of above-market and below-market leases, in-place leases and tenant relationships of the community acquired and allocate the purchase price on a pro-rata basis to each component.

The fair value of tangible assets acquired is determined by valuing the community as if it were vacant, applying methods similar to those used by independent appraisers of income-producing property. The resulting value is then allocated to land, buildings and furniture, fixtures and equipment based on management’s determination of the relative fair value of these assets. The assumptions used in the allocation of fair values to assets acquired are based on management’s best estimates at the time of evaluation.

33

Fair value is assigned to above-market and below-market leases based on the difference between (a) the contractual amounts to be paid by the resident or retail tenant based on the existing lease and (b) management’s estimate of current market lease rates for the corresponding in-place leases, over the remaining terms of the in-place leases. Capitalized above-market lease amounts are included in “Other assets” in our consolidated balance sheets and amortized against rental revenue over the remaining terms of the respective leases. Capitalized below-market lease amounts are included in “Accounts payable and accrued expenses” in our consolidated balance sheets and are amortized as an increase to rental revenue over the remaining terms of the respective leases.

The fair value of acquired in-place leases is included in “Other assets” in our consolidated balance sheets and is amortized as a leasing cost over the remaining non-cancelable periods of the respective leases. If acquired in-place leases with terms of greater than twelve months are terminated early, all unamortized amounts relating to those leases would be written-off.

The fair value of tenant relationships represents the probability that existing tenants will renew their leases and, thus, reduces the amount of lost rental revenue from vacant apartments. Tenant relationships are included in “Other assets” in our consolidated balance sheets and are amortized as a leasing cost over the estimated lives of the tenant relationships.

Rental Revenue Recognition - We lease our residential properties under operating leases with terms of generally one year or less. Rental revenue is recognized on the accrual method of accounting as earned, which is not materially different from revenue recognition on a straight-line basis. Our allowance for uncollectible rent was approximately $75,000 at December 31, 2003 and is presented in “Other assets” in our consolidated balance sheets.

We lease our office and retail space under operating leases with terms ranging from two to eleven years. Rental revenue for office and retail spaces is recognized on a straight-line basis over the lives of the respective leases. Future minimum rental payments to be received under our current office and retail leases are as follows (in thousands):

2004	$648
2005	667
2006	556
2007	382
2008	98
Thereafter	179
$2,530

Cash and Cash Equivalents - For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash - Restricted cash is comprised primarily of proceeds from apartment community sales deposited with a qualified intermediary in accordance with like-kind exchange income tax rules and regulations. Restricted cash also includes resident security deposits, bond repayment escrows and replacement reserve escrows.

Deferred Financing Costs - Deferred financing costs include fees and costs incurred in conjunction with long-term financings and are amortized over the terms of the related debt using the straight-line method, which approximates the effective interest method.

Advertising Costs - We expense advertising costs as incurred. Advertising expense was $2.8 million in both 2003 and 2002 and $2.4 million in 2001.

Investments - We consolidate investments, including joint ventures in which we have control, generally those in which we have a direct voting interest of more than 50%. We record investments in which we exercise significant influence under the equity method in accordance with Accounting Principals Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Common Stock,” and AICPA Statement of Position 78-9, “Accounting for Investments in Real Estate Ventures.”

34

Per Share Data - Basic earnings per share are computed based upon the weighted average number of shares outstanding during the respective period. The difference between “basic” and “diluted” weighted average shares is the dilutive effect of our stock-based compensation outstanding. The number of shares added to weighted average shares outstanding for the diluted calculation was 149,074 in 2003, 170,523 in 2002 and 310,227 in 2001. Dilution caused by these options had no effect on net income per share in 2003 and decreased net income per share by $0.02 in 2002 and 2001.

Stock-Based Compensation - We have a Stock Option and Incentive Plan (the “Option and Incentive Plan”) and an Employee Stock Purchase Plan (“ESPP”), which are described more fully in Note 13. Through December 31, 2002, we applied APB No. 25, “Accounting for Stock Issued to Employees,” and related interpretations in accounting for our stock options and ESPP. No compensation cost was recognized for stock options granted under the Option and Incentive Plan or shares issued under the ESPP during the years ended December 31, 2002 and 2001 in accordance with APB No. 25. The ESPP was suspended effective July 2, 2002. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” prospectively to all stock options granted, modified, or settled after January 1, 2003 as allowed by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.”

For the periods that we applied APB No. 25 and related interpretations, the following table reflects the effect on net income and earnings per share had the fair value based method been applied to all options granted and ESPP shares issued in each year (in thousands, except per share amounts):

	2003	2002	2001
Net income, as reported	$16,331	$91,688	$56,537
Add: Stock-based compensation included in reported net income	1,187	1,306	1,056
Deduct: Total stock-based compensation determined
under fair value based method for all awards	(1,610)	(2,758)	(1,645)
Pro forma net income	$15,908	$90,236	$55,948

Net income per share as reported - basic	$0.59	$3.35	$2.11
Net income per share as reported - diluted	0.59	3.33	2.09

Pro forma net income per share - basic	$0.58	$3.30	$2.09
Pro forma net income per share - diluted	0.58	3.27	2.06

Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Adopted and Issued Accounting Pronouncements - In November 2002, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 45, “Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.”  This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued.  It also clarifies that a guarantor is required to recognize, at the inception of a guarantee entered into after January 1, 2003, a liability for the fair value of the obligation undertaken in issuing certain guarantees.  The disclosure requirements, initial recognition and initial measurement provisions of this Interpretation are currently effective and did not affect our financial position or results of operations for the year ended December 31, 2003.

35

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure.”  This statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation.  In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123 prospectively to all stock options granted, modified, or settled after January 1, 2003, as allowed by SFAS No. 148. The adoption of SFAS No. 148 did not have a material effect on our financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). This interpretation was amended by FASB Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN46R”). FIN 46 establishes consolidation criteria for entities for which “control” is not easily discernable under Accounting Research Bulletin 51, “Consolidated Financial Statements,” which is based on the premise that holders of the equity of an entity control the entity by virtue of voting rights. FIN 46 provides guidance for identifying the party with a controlling financial interest resulting from arrangements or financial interests rather than from voting interests. We adopted the provisions of FIN 46 on July 1, 2003 which resulted in the consolidation of Summit Management Company (the “Management Company”) and its wholly-owned subsidiary, Summit Apartment Builders, Inc. (the “Construction Company”), which provide construction activities for us and provide management and leasing activities for us as well as for communities owned by third parties and certain of our directors, for all periods presented. Prior to the adoption of FIN 46, the Management Company was accounted for under the equity method of accounting. Neither the adoption of FIN 46, nor the provisions of FIN46R, affected our results of operations for any of the years presented.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” establish accounting and reporting standards for derivative instruments, including derivatives embedded in other contracts and for hedging activities. SFAS No. 149 amends SFAS No. 133 for certain decisions made by the FASB as part of the Derivatives Implementation Group process. This Statement also contains amendments relating to FASB Concepts Statement No. 7, “Using Cash Flow Information and Present Value in Accounting Measurements,” SFAS No. 65, “Accounting for Certain Mortgage Banking Activities,” SFAS No. 91, “Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases,” SFAS No. 95, “Statement of Cash Flows,” and SFAS No. 126, “Exemption from Certain Required Disclosures about Financial Instruments for Certain Nonpublic Entities.” We adopted SFAS No. 149 on July 1, 2003 and its adoption did not have an effect on our financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. In November 2003, the FASB issued Staff Position No. 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150,” which postponed the implementation of certain provisions of SFAS No. 150 indefinitely. We adopted SFAS No. 150 on July 1, 2003 and its adoption did not have an effect on our financial position or results of operations.

Reclassifications — Certain reclassifications have been made to the 2002 and 2001 financial statements to conform to the 2003 presentation.

We have also reclassified the historical financial statements for discontinued operations that have resulted from dispositions of real estate assets during the period from January 1, 2004 to September 30, 2004 as well as the classification of communities as held for sale in accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

36

4. REAL ESTATE JOINT VENTURES

We own a 25% equity interest in a joint venture named Station Hill, LLC (“Station Hill”), in which we and Hollow Creek, LLC, a subsidiary of a major financial services company, are members. We are entitled to 25% of the joint venture’s cash flow based on our equity interest. If certain benchmarks are achieved in the future, we would be entitled to a preferred return in excess of 25% of the cash flow. The operating agreement of the joint venture provides that we will be entitled to 25% of the net proceeds upon liquidation of Station Hill, although our interest in the residual value of the joint venture could increase above or decrease below 25%. Our interest in the residual value of the joint venture could decrease below 25% only if we receive more than 25% of cash flow at any time prior to liquidation. Any such decrease would be limited to the extent of cash flow in excess of 25%. Station Hill currently owns four communities and is accounted for on the equity method of accounting and, therefore, our 25% equity interest is presented in “Loss on unconsolidated real estate joint ventures” in our consolidated statements of earnings.

The following are condensed balance sheets as of December 31, 2003 and 2002 and condensed statements of operations for the years ended December 31, 2003, 2002 and 2001 for Station Hill (in thousands). The balance sheets and statements of operations set forth below reflect the financial position and operations of Station Hill in its entirety, not just our interest in the joint venture.

	Balance Sheets

	2003	2002
Real estate assets, net	$69,795	$72,255
Cash and cash equivalents	690	370
Other assets	312	373
Total assets	$70,797	$72,998

Mortgages payable	$57,870	$58,731
Other liabilities	544	580
Partners' capital	12,383	13,687
Total liabilities and partners' capital	$70,797	$72,998

	Statements of Operations

	2003	2002	2001
Revenues	$9,475	$9,927	$11,829

Expenses:
Property operating	3,787	3,757	4,260
Depreciation and amortization	3,088	2,965	3,071
Interest	3,904	3,960	4,338
Total expenses	10,779	10,682	11,669

Net (loss) income before gain on sale of real estate assets	(1,304)	(755)	160
Gain on sale of real estate assets	-	-	1,082
Net (loss) income	$(1,304)	$(755)	$1,242

37

Prior to July 3, 2003, we owned a 29.78% interest in a joint venture named SZF, LLC, which owns substantially all of the interests in Coral Way, LLC, a limited liability company that is developing, through a third-party contractor, an apartment community in Miami, Florida. On July 3, 2003, we purchased our joint venture partner’s 70.22% interest in SZF, LLC for $10.0 million in cash. The community will consist of 323 apartment homes and approximately 17,500 square feet of office/retail space. The limited liability company also owns an adjacent piece of land. The construction costs are being funded through the equity that the joint venture contributed to the limited liability company and by a loan to that company from an unrelated third party. As a result of construction costs exceeding the construction loan amount, SZF, LLC has agreed to advance to Coral Way, LLC the amount required to fund such costs in excess of the construction loan. Certain affiliates of the developer of the apartment community have guaranteed the reimbursement of those costs to Coral Way, LLC and SZF, LLC. These advances accrue a preferential return at the rate of eleven percent (11%) per year to be paid from the distributions from the joint venture. The preferred return will not be recognized until the community has earnings or gains to fund such a return. As of December 31, 2003, we had advanced $12.7 million to SZF, LLC which, in turn, advanced such amounts to Coral Way, LLC. Prior to July 3, 2003, this joint venture was accounted for under the equity method of accounting and its balance sheet and income statement information was not material to our consolidated financial statements taken as a whole. As a result of the purchase of our joint venture partners’ interest in SZF, LLC, the assets, liabilities and operating activities of this joint venture are now consolidated into our financial statements.

On August 12, 2003, we received notice of a suit filed by certain affiliates of Coral Way, LLC against us, the Operating Partnership and the Management Company (see Part I, Item 3. “Legal Proceedings” included in this report). One of the remedies demanded in the suit is termination of the guarantee agreements to which reference is made above. We believe that the allegations made in this suit are not supported by the facts and we intend to vigorously defend against this suit. If we are successful, the guarantee agreements will remain in place and the guarantors will remain obligated to reimburse Coral Way, LLC and SZF, LLC for the costs in excess of the construction loan.

In 2002, we entered into two separate joint ventures with a major financial services institution (the “investor member”) to redevelop Summit Roosevelt and Summit Grand Parc, both located in Washington, D.C., in a manner to permit the use of federal rehabilitation income tax credits. The investor member contributed approximately $6.5 million for Summit Roosevelt and approximately $2.6 million for Summit Grand Parc in equity to fund a portion of the total estimated costs for the respective communities and will receive a preferred return on these capital investments and an annual asset management fee with respect to each community. The investor member’s interests in the joint ventures are subject to put/call rights during the sixth and seventh years after the respective communities are placed in service. These joint ventures are consolidated into our financial statements.

We formerly owned a 50% interest in a joint venture that developed and operated an apartment community located in Atlanta, known as The Heights at Cheshire Bridge. This joint venture was accounted for under the equity method of accounting and its operating results are presented in “Loss on unconsolidated real estate joint ventures” in our consolidated statements of earnings. On September 27, 2002, the joint venture sold The Heights at Cheshire Bridge to an unrelated third party and the joint venture was dissolved. Upon dissolution, we recognized a gain of $5.0 million on the sale of the joint venture’s assets.

5. PROPERTY MANAGEMENT AND RELATED PARTY TRANSACTIONS

In conjunction with our formation, construction and operating activities were transferred to the Management Company and the Construction Company.

Third party apartment homes under management were 700 in 2003, 1,105 in 2002 and 1,004 in 2001. The decrease from 2002 to 2003 is due to our purchase of Summit Brickell (405 apartment homes) during 2003. Summit Brickell was a fee-managed property prior to our acquisition of such community. Property management fees from third parties were $618,000 in 2003, $787,000 in 2002 and $913,000 in 2001.

In addition, the Management Company provides management services to apartment communities held by partnerships in which certain of our directors are general partners. The Management Company received management fees of $275,000 in 2003, $252,000 in 2002 and $253,000 in 2001 for the performance of such services.

38

The Operating Partnership owns 1% of the voting stock and 99% of the non-voting stock of the Management Company. The remaining 99% of voting stock and 1% of non-voting stock are held by one of the Co-Chairmen of our Board of Directors. As a result of this stock ownership, the Operating Partnership has a 99% economic interest and the Co-Chairman has a 1% economic interest in the Management Company. In accordance with FIN 46, the Management Company’s results are consolidated into our financial statements.

6. NOTES PAYABLE

Notes payable consist of the following (in thousands):

		Interest
		Rate as of	Principal Outstanding
	Maturity	December 31,	December 31,
	Date	2003	2003	2002

Fixed rate debt:
Mortgage loan	10/15/2008	6.76%	$132,989	$133,909
Mortgage loan	9/1/2005	8.00%	7,909	8,040
Mortgage notes	12/31/2009 to 8/1/2013	4.17% to 7.82%	191,671	48,340
Mortgage notes repaid in 2003			-	77,982
Total mortgage debt			332,569	268,271

Unsecured debt:
Medium-term notes	11/17/2005	8.04%	25,000	25,000
Medium-term notes	5/9/2006	7.04%	25,000	25,000
Medium-term notes	3/16/2009	7.59%	25,000	25,000
Medium-term notes	7/19/2010	8.50%	10,000	10,000
Medium-term notes	5/9/2011	7.70%	35,000	35,000
Notes	8/15/2004	6.95%	50,000	50,000
Notes	8/15/2007	7.20%	50,000	50,000
Unsecured notes repaid in 2003			-	47,000
Total unsecured debt			220,000	267,000
Total fixed rate debt			552,569	535,271

Variable rate debt
Credit facility	7/27/2008	Ref Bill + 58 bps	119,000	144,000
Construction loan - asset held for sale	6/1/2004	LIBOR + 207.5 bps	33,345	-
Mortgage note	7/1/2005	LIBOR + 170 bps	6,900	6,900
Tax-exempt bond - asset held for sale	4/1/2007	2.75%	10,345	10,565
Total variable rate debt			169,590	161,465

Total outstanding indebtedness before hedge adjustments			722,159	696,736
Hedge adjustments			3,993	5,720
Total notes payable			$726,152	$702,456

The one-month London Interbank Offered Rate (LIBOR) as of December 31, 2003 was 1.12%.

Fixed Rate Mortgage Loans — The 6.76% mortgage loan requires monthly principal and interest payments on a 20-year, 8-month amortization schedule with a balloon payment due at maturity in October 2008. The 8.00% mortgage loan requires monthly principal and interest payments on a 30-year amortization schedule with a balloon payment due at maturity in September 2005.

Fixed Rate Mortgage Notes — The fixed rate mortgage notes bear interest at fixed rates ranging from 4.17% to 7.82% and require either monthly interest payments only or monthly interest and principal payments over the lives of the notes which have maturities that range from the year 2009 to 2013. The weighted average interest rate and debt maturity as of December 31, 2003 for these mortgage notes were 5.5% and 8.8 years.

39

Medium-Term Notes — On April 20, 2000, we commenced a new program for the sale by the Operating Partnership of up to $250.0 million aggregate principal amount of medium-term notes (“MTNs”), due nine months or more from the date of issuance. We had notes with an aggregate principal amount of $95.0 million outstanding in connection with this MTN program as of December 31, 2003.

On May 29, 1998, we established a program for the sale by the Operating Partnership of up to $95.0 million aggregate principal amount of MTNs due nine months or more from the date of issuance. We had MTNs with an aggregate principal amount of $25.0 million outstanding in connection with this MTN program as of December 31, 2003. As a result of the commencement of the $250.0 million MTN program, we cannot issue any additional notes under the $95.0 million MTN program.

The MTNs require that we comply with certain affirmative, negative and financial covenants. We were in compliance with these covenants as of December 31, 2003.

Unsecured Notes — The unsecured notes consist of $50.0 million of notes due in 2004 and $50.0 million of notes due in 2007. The unsecured notes require semi-annual interest payments until the end of the respective terms. The unsecured notes require that we comply with certain affirmative, negative and financial covenants. We were in compliance with these covenants as of December 31, 2003.

Credit Facilities — On July 28, 2003, we obtained a secured credit facility with a total current commitment of $200.0 million and current availability of $189.0 million. We have the ability to increase this commitment and availability pursuant to the terms of the credit agreement. The secured credit facility replaced our then-existing $225.0 million unsecured credit facility and provides funds for new development, acquisitions and general working capital purposes. This facility is secured by nine of our communities (Summit Fair Oaks, Summit Governor’s Village, Summit Grandview, Summit Lake, Summit Peachtree City, Summit Portofino, Summit Sedgebrook, Summit Shiloh and Summit Sweetwater) and matures in July 2008. As described in the credit agreement, loans under the credit facility are limited subject to debt service coverage and loan to value ratios and bear interest at the Reference Bill Index Rate (defined as the money market yield for the Reference Bills as established by the most recent Reference Bill auction conducted by Freddie Mac) plus 58 to 91 basis points depending on the level of debt service coverage. The outstanding balance of the credit facility was $119.0 million and the interest rate was 1.62% as of December 31, 2003.

The credit facilities had an average interest rate of 1.99% in 2003, 2.69% in 2002 and 4.99% in 2001 and an average balance outstanding of $136.8 million in 2003, $135.9 million in 2002 and $113.5 million in 2001. In addition, the maximum outstanding principal amount was $185.2 million in 2003, $175.0 million in 2002 and $146.5 million in 2001. As of December 31, 2003, the outstanding balance of the credit facility was $119.0 million, leaving $70.0 million of remaining availability.

On July 28, 2003, we obtained an unsecured letter of credit facility, which matures in July 2008 and has a total commitment of $20.0 million. The letters of credit issued under this facility will serve as collateral for performance on contracts and as credit guarantees to banks and insurers. As of December 31, 2003, there were $9.2 million of letters of credit outstanding under this facility.

Construction Loan - Concurrent with the purchase of our joint venture partner’s equity interest in SZF, LLC in July 2003 (see Note 4), we consolidated the construction loan related to the community that is being developed by such joint venture. We repaid the construction loan on January 30, 2004. The construction loan had a total commitment of $45.0 million, bore interest at LIBOR plus 207.5 basis points and was to mature in June 2004.

Variable Rate Mortgage Note - The variable rate mortgage note requires interest only payments until its maturity on July 1, 2005. We have two one-year extension options available to us under the variable rate mortgage note.

40

Variable Rate Tax-Exempt Bond — The average effective interest rate of the variable rate tax-exempt bond was 2.55% for the year ended December 31, 2003. This bond bears interest at various rates set by a remarketing agent at the demand note index plus 50 basis points, set weekly, or the lowest percentage of prime which allows the resale at a price of par. The bond contains covenants which require that we lease or hold for lease 20% of the apartment homes for moderate-income residents. The bond requires maintenance of a letter of credit or surety bond (credit enhancement) aggregating to $10.6 million as of December 31, 2003. The credit enhancement provides for a principal amortization schedule which approximates a 25-year term during the term of the credit enhancement.

Real estate assets of 27 communities with a net book value of $568.9 million serve as collateral for the various secured debt agreements.

The aggregate maturities of all debt (excluding fair value adjustments of hedged debt instruments) for each of the years ending December 31 are as follows (in thousands):

		Fixed	Variable	Exempt
	Fixed	Rate	Rate	Variable		Secured
	Rate	Unsecured	Mortgage	Rate	Construction	Credit
	Mortgages	Notes	Note	Bonds	Loan	Facility	Total

2004	$1,479	$50,000	$-	$220	$33,345	$-	$85,044
2005	9,691	25,000	6,900	220	-	-	41,811
2006	2,026	25,000	-	220	-	-	27,246
2007	2,180	50,000	-	9,685	-	-	61,865
2008	135,261	-	-	-	-	119,000	254,261
Thereafter	181,932	70,000	-	-	-	-	251,932
	$332,569	$220,000	$6,900	$10,345	$33,345	$119,000	$722,159

7. MINORITY INTEREST

Minority interests of common unitholders consist of the following as of December 31, 2003 and 2002 (in thousands):

	2003	2002
Minority interest of common unitholders in Operating Partnership	$50,255	$51,272
Minority interest in four operating communities (1)	7,469	(1,008)
	$57,724	$50,264

(1) Represents Summit Foxcroft, which is held by a partnership in which we are a 75% managing general partner, Coral Way, LLC, of which 0.007% is owned by an affiliate of the developer (see Note 4) and minority interests related to two joint ventures with a major financial services institution involving federal rehabilitation income tax credits (see Note 4).

As of December 31, 2003, there were 34,739,025 common units outstanding, of which 31,335,140, or 90.2%, were owned by Summit and 3,403,885, or 9.8%, were owned by other partners (including certain of our directors).

Proceeds from common stock issued are contributed to the Operating Partnership for an equivalent number of common units. Total common stock issued and related proceeds contributed to the Operating Partnership for an equivalent number of common units was 4.6 million shares valued at $102.3 million ($22.15 per share average) for the year ended December 31, 2003 and 531,000 shares valued at $11.1 million ($20.91 per share average) for the year ended December 31, 2002. No individual transaction significantly changed our ownership percentage in the Operating Partnership. Our ownership percentage in the Operating Partnership was 90.2% as of December 31, 2003, 88.6% as of December 31, 2002 and 88.4% as of December 31, 2001.

41

Under certain circumstances, if the holders of common units request redemption of their units, the Operating Partnership may elect to have us issue shares of our common stock in exchange for those common units on a one-for-one basis (subject to adjustment), or we may purchase those common units for cash. In addition to the amounts set forth in the preceding paragraph, we issued 140,581 shares of common stock valued at $2.0 million in exchange for common units owned by other partners on a one-for-one basis during 2003. The shares exchanged were valued based upon the market price per share of our common stock on the date of exchange. During the year ended December 31, 2002, we exchanged 13,658 shares of common stock valued at $285,000 for an equivalent number of common units. During the year ended December 31, 2001, we exchanged 150,679 shares of common stock valued at $4.0 million for an equivalent number of common units.

8. ACQUISITIONS AND DISPOSITIONS

During the year ended December 31, 2003, we purchased two communities. On December 31, 2003, we purchased Summit Lansdowne, located in Loudon County, Virginia for $99.2 million. Summit Lansdowne contains 690 apartment homes and was approximately 89% leased as of December 31, 2003. The purchase price has been preliminarily allocated based on estimated fair values at the date of acquisition, pending final determination of certain acquired balances. This preliminary allocation resulted in less than 3.0% of the total purchase price being allocated to the community’s intangible assets.

On May 6, 2003, we purchased certain assets of Brickell Grand, Inc. (“Brickell Grand”), including the community known as Summit Brickell and a note receivable from the developer, for $59.4 million. Summit Brickell is located in Miami, Florida and contains 405 apartment homes and approximately 18,000 square feet of retail space. Summit Brickell’s apartment homes were 75% leased at the date of acquisition. The retail space was 56.6% leased. The purchase price has been preliminarily allocated based on estimated fair values at the date of acquisition, pending final determination of certain acquired balances. This preliminary allocation resulted in less than 2.0% of the total purchase price being allocated to the community’s intangible assets and liabilities.

The developer of Summit Brickell is entitled to receive bonus payments based on the operating performance of the community during any period of six months selected by the developer and ending no later than December 31, 2005. Such bonus payments will be applied to reduce amounts owed from the developer under the note receivable. Any unpaid amounts under the note receivable are due and payable on February 15, 2006.

At the time of purchase, Summit Brickell was subject to a $4.1 million claim of construction lien filed by the general contractor, Bovis Lend Lease, Inc. (“Bovis”). Bovis sought to enforce this claim of lien against Brickell Grand in a suit filed on October 18, 2002 (see Part I, Item 3. “Legal Proceedings” included in this report). In addition, in mid-2003, two subcontractors of Bovis, Commercial Interior Contractors Corp. and RC Aluminum Industries, Inc., also filed separate suits against Brickell Grand and Bovis, among other named parties, to enforce claims of construction lien in the aggregate amount of approximately $300,000, which suits were either dismissed or settled during 2003. As the current owner of Summit Brickell, which property is subject to these claims of lien, we have taken steps to defend against the claims of liens and related litigation. We have several potential counterclaims to challenge and defend against these suits which we intend to pursue vigorously. We currently have accrued an amount which is our best estimate at this date of what we believe we will be liable to pay based on the related contract as well as change orders. Any amount above or below this estimate would be treated as a cost of or a reduction of the acquisition amount of Summit Brickell.

42

The following summary of selected unaudited pro forma results of operations presents information as if the purchase of Summit Brickell and Summit Lansdowne had occurred at the beginning of each period presented. The pro forma information is provided for informational purposes only and is not indicative of results that would have occurred or which may occur in the future (in thousands, except per share amounts):

	2003	2002
Total revenues	$121,569	$102,076
Income (loss) from continuing operations	(6,013)	9,010
Net income	$17,300	$88,133

Per share information:
Income (loss) from continuing operations - basic	$(0.22)	$0.33
Income (loss) from continuing operations - diluted	$(0.22)	$0.33
Net income -- basic	$0.63	$3.22
Net income -- diluted	$0.63	$3.20

During the year ended December 31, 2003, we sold eight communities comprising 2,927 apartment homes for an aggregate sales price of $215.2 million, resulting in an aggregate gain on sale of $18.8 million for seven of the communities and an impairment charge of $0.8 million for one of the communities. The aggregate carrying value of real estate assets sold was $192.7 million. Net proceeds from four of the eight communities, equaling $51.5 million, were placed in escrow with a qualified intermediary in accordance with like-kind exchange income tax rules and regulations. These proceeds have been fully reinvested in qualified like-kind property during the required time period. The eight communities sold were the former Summit Fairways, Summit Turtle Rock, Summit Arboretum, Summit Las Palmas, Summit Camino Real, Summit San Raphael, Summit Buena Vista and Summit Belcourt. All of these communities were located outside of our five markets. With the exception of Summit Fairways, all of these communities were located in Texas and we have completed our exit of the Texas market.

During the year ended December 31, 2002, we sold eight communities comprising 2,399 apartment homes for an aggregate sales price of $211.8 million, resulting in an aggregate net gain on sale of $78.7 million. The aggregate carrying value of real estate assets sold was $122.4 million. Net proceeds from four of the eight communities, equaling $107.4 million, were placed in escrow with a qualified intermediary in accordance with like-kind exchange income tax rules and regulations. These proceeds were fully reinvested in qualified like-kind property during the required time period. The eight communities sold were the former Summit Breckenridge, Summit New Albany, Summit Pike Creek, Summit Mayfaire, Summit Meadow, Summit Stonefield, Summit Sand Lake and Summit Windsor. For the most part, these communities were located outside of our markets. The disposition of Summit Breckenridge, Summit New Albany and Summit Pike Creek completed our exit of the Richmond, Virginia, Columbus, Ohio and Wilmington, Delaware markets.

During the year ended December 31, 2002, a joint venture in which we held a 50% interest, sold a community known as The Heights at Cheshire Bridge to an unrelated third party and the joint venture was dissolved (see Note 4).

During 2002, we acquired Summit San Raphael for $17.7 million. We sold Summit San Raphael during 2003 as part of our strategic exit of the Texas market.

During the year ended December 31, 2001, we sold one parcel of land and nine communities comprising 2,189 apartment homes for an aggregate sales price of $167.6 million, resulting in an aggregate net gain on sale of $34.4 million. Net proceeds from three of the nine communities, equaling $31.7 million, were placed in escrow with a qualified intermediary in accordance with like-kind exchange income tax rules and regulations and were fully reinvested in qualified like-kind property during the required time period. The parcel of land was located in Richmond, Virginia and the nine communities sold were the former Summit Palm Lake, Summit Arbors, Summit Radbourne, Summit Lofts, Summit Gateway, Summit Stony Point, Summit Deerfield, Summit Walk and Summit Waterford.

43

During the year ended December 31, 2001, Station Hill, LLC, in which we own a 25% interest, sold a community, the former Summit Station, for $11.9 million. This sale resulted in the recognition of a gain on sale by the joint venture of $1.1 million, of which we recorded $271,000. The purchaser of Summit Station assumed an $8.3 million mortgage and paid the balance of the purchase price in cash.

We did not acquire any communities during the year ended December 31, 2001.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” net income and gain on disposition of real estate for communities sold or considered held for sale after December 31, 2001 are reflected in our consolidated statements of earnings as “discontinued operations” for all periods presented. In addition, we have separately reflected the assets and liabilities of these communities as “Net real estate assets - assets held for sale,” “Other assets - assets held for sale” and “Notes payable and other liabilities - assets held for sale” in our consolidated balance sheets for all periods presented.

Below is a summary of discontinued operations for the eight communities sold during 2003 and for seven of the eight communities sold during the year ended December 31, 2002 (in thousands). The eighth community sold during the year ended December 31, 2002 was considered held for sale prior to December 31, 2001 and, therefore, is included in income from continuing operations in accordance with SFAS No. 144. In addition, the summary below includes the eight communities sold during the nine months ended September 30, 2004 (Summit Square, Summit Highland, Summit Belmont, Summit Fair Oaks, Summit Crossing, Summit Norcroft, Summit Glen and Summit Reston) as well as the three communities held for sale as of September 30, 2004 (Summit Del Ray, Summit Lenox and Summit Brickell View).

	Year Ended December 31,
Property revenues:	2003	2002	2001
Rental	$44,336	$68,805	$75,092
Other	3,162	4,886	5,450
Total property revenues	47,498	73,691	80,542
Property operating expenses	18,747	25,828	25,522
Depreciation	9,907	16,043	16,081
Interest and amortization	4,133	7,092	9,077
Income from discontinued operations before gain on disposition of discontinued operations, impairment loss on discontinued operations, loss from early extinguishment of debt associated with asset sales and
minority interest of common unitholders in Operating Partnership	14,711	24,728	29,862
Net gain on disposition of discontinued operations	18,820	64,907	-
Impairment loss on discontinued operations	(759)	-	-
Loss from early extinguishment of debt associated with asset sales	(6,522)	(311)	-
Income from discontinued operations before minority interest	26,250	89,324	29,862
Minority interest of common unitholders in Operating Partnership	(2,937)	(10,201)	(3,846)
Total discontinued operations	$23,313	$79,123	$26,016

There were no communities being actively marketed for sale as of December 31, 2003.

Subsequent to December 31, 2003, we began marketing for sale an apartment community, Summit Square, located in Raleigh, North Carolina. The assets of Summit Square were recorded at the lower of cost or fair value less costs to sell, or $12.5 million, as of December 31, 2003. The net income from Summit Square represented 6.0% of our net income for the year ended December 31, 2003.

44

9. SEGMENT REPORTING

We develop, acquire, and operate primarily luxury apartment communities. We evaluate the performance of each of our communities on an individual basis. However, due to the similarities of our communities and their similar economic characteristics as exhibited through similar long-term financial performance, our communities have been aggregated into one reportable segment as allowed in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” In addition to GAAP measures included in our consolidated statements of earnings, our chief operating decision makers evaluate the financial performance of each community using a financial measure entitled property operating income. Each community’s performance is assessed based on growth of or decline of property operating income, which is defined as rental and other property revenues less property operating and maintenance expense.

Below is a reconciliation of property operating income to net income:

	Year Ended December 31,
	2003	2002	2001

Total property revenue	$160,325	$173,479	$191,116
Property operating and maintenance expense
(inclusive of real estate taxes and insurance)	56,749	57,561	57,810
Property operating income	103,576	115,918	133,306

Depreciation and amortization expense (continuing
and discontinued operations)	40,370	40,272	39,383
Interest and amortization of deferred financing costs
(continuing and discontinued operations)	33,244	35,792	41,284
Gain on sale of real estate assets (continuing and
discontinued operations)	18,893	78,738	34,435
Impairment loss on discontinued operations	759	-	-
Subtotal - reportable segment	48,096	118,592	87,074

All other	(31,765)	(26,904)	(30,537)

Net income	$16,331	$91,688	$56,537

Below is a reconciliation of total reportable segment revenues and expenses to consolidated revenues and expenses:

	Year Ended December 31,
	2003	2002	2001

Total property revenue	$160,325	$173,479	$191,116
Total property revenue included in discontinued operations	(47,498)	(73,691)	(80,542)
Total property revenue included in continuing operations	112,827	99,788	110,574
Management fees - third party communities	618	787	913
Total revenues	$113,445	$100,575	$111,487

Total property operating expenses	$56,749	$57,561	$57,810
Total property operating expenses included in discontinued operations	(18,747)	(25,828)	(25,522)
Total property operating expenses included in continuing operations	38,002	31,733	32,288
Depreciation and amortization	30,462	24,230	23,302
All other	12,853	10,759	12,474
Total expenses	$81,317	$66,722	$68,064

10. INCOME TAXES

We have elected to be taxed as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. REITs are subject to a number of organizational and operational requirements, including a requirement that 90% of ordinary taxable income be distributed. As a REIT, we generally will not be subject to federal income tax on net income to the extent that taxable income is distributed. Accordingly, no provision has been made for federal and state income taxes in the accompanying consolidated financial statements.

45

SFAS No. 109, “Accounting for Income Taxes,” requires a public enterprise to disclose the aggregate difference in the basis of its net assets for financial and tax reporting purposes. The carrying value reported in our consolidated financial statements exceeded the tax basis by $224.7 million as of December 31, 2003.

A reconciliation of net income as reported for financial reporting purposes to taxable income available to common stockholders for the year ended December 31, 2003 is as follows:

Year
Ended
December 31,
2003
Net income before minority interest of common unitholders in Operating Partnership, dividends to preferred unitholders in Operating Partnership and excess of redemption amount
over carrying amount of preferred units	$31,656
Excess of financial reporting depreciation over tax depreciation	2,719
Excess of financial gain on sale of real estate assets over taxable gain	17,217
Other	(3,270)
Taxable income of the Operating Partnership	48,322
Less: Taxable income allocated to preferred unitholders in Operating Partnership	(10,307)
Less: Taxable income allocated to common unitholders in Operating Partnership	(2,352)
Operating Partnership income allocated to Summit	35,663
Section 754 depreciation	(343)
Taxable income available to common stockholders	$35,320

The Management Company is a Taxable REIT Subsidiary. The deferred tax assets and net operating loss have a full valuation allowance and are immaterial to the accompanying consolidated financial statements.

A schedule of per share distributions paid during the year ended December 31, 2003, to be reported by stockholders, is set forth in the following table:

	Amount	Percentage
Ordinary income	$0.40	29.7%
20% Long-term capital gain	0.05	3.7%
Post-May 5, 2003 15% Rate Gain	0.52	38.5%
Unrecaptured Sec. 1250 gain	0.38	28.1%
Return of capital	-	-
Total distribution per share	$1.35	100.0%

11. NOTES RECEIVABLE FROM EMPLOYEES

Our Board of Directors believes that ownership of our common stock by our executive officers and certain other qualified employees aligns the interests of these officers and employees with the interests of our stockholders. To this end, our Board of Directors approved, and we instituted, a loan program. As a result of recent legislation, we are no longer permitted to make loans to our executive officers and, therefore, new issuances to our executive officers under the loan program have been terminated. Under the terms of the loan program, we lent amounts to certain of our executive officers and other qualified employees to (a) finance the purchase of our common stock on the open market at then-current market prices, (b) finance the payment of the exercise price of one or more stock options to purchase shares of our common stock, or (c) finance the annual tax liability or other expenses of an executive officer related to the vesting of shares of common stock which constitute a portion of a restricted stock award granted to the executive officer. The relevant officer or employee has executed a promissory note and security agreement related to each loan extended. Each outstanding note bears interest at a rate established on the date of the note, is full recourse to the officers and employees and is collateralized by the shares of our common stock which are the subject of the loans. If the market price of Summit’s common stock falls materially below the price at which the shares of stock were purchased, the proceeds of the sale of the common stock may not be sufficient to repay the loan. As of December 31, 2003, we had employee loans receivable in the amount of $17.4 million which were collateralized by 812,292 shares of our common stock valued at $19.5 million. We had employee loans receivable in the amount of $19.5 million as of December 31, 2002.

46

12. COMMITMENTS AND CONTINGENCIES

The estimated cost to complete the five development projects currently under construction was $76.8 million as of December 31, 2003. Anticipated construction completion dates of the projects range from the first quarter of 2004 to the fourth quarter of 2006.

As collateral for performance on contracts and as credit guarantees to banks and insurers, we were contingently liable under standby letters of credit in the aggregate amount of $9.2 million as of December 31, 2003.

We carry terrorism insurance on all communities. The terrorism insurance is subject to coverage limitations, which we believe are commercially reasonable. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future, or that insurance coverage for acts of terrorism will be available in the future.

We are subject to a variety of claims and suits that arise in the ordinary course of business, including actions with respect to contracts and cases in which claims have been brought against us by current and former employees, residents, independent contractors and vendors. While the resolution of these matters cannot be predicted with certainty, we believe that the final outcome of such matters will not be material to our financial position or results of operations. If we determine that a loss is probable to occur, the estimated amount of that loss would be recorded in the financial statements.

We are a party to a number of agreements and contracts pursuant to which we may be obligated to indemnify the other party with respect to certain matters. Typically, these obligations arise in contracts into which we enter, under which we customarily agree to hold the other party harmless against certain losses arising from breaches of representations, warranties and/or covenants related to such matters as, among others, title to assets, specified environmental matters, qualification to do business, due organization, non-compliance with restrictive covenants, laws, rules and regulations, maintenance of insurance and payment of tax bills due and owing. Additionally, with respect to retail and office lease agreements we enter into as landlord, we may also indemnify the other party against damages caused by our willful misconduct or negligence associated with the operation and management of the building. Although no assurances can be made, we believe that if we were to incur a loss in any of these matters, such loss should not have a material effect on our financial condition or results of operations. Historically, payments made with regard to these agreements have not had a material effect on our financial condition or results of operations.

We rent office space in several locations. Rental expense amounted to $306,000 in 2003, $271,000 in 2002 and $108,000 in 2001. Future minimum rental payments to be made for those operating leases that have initial or remaining non-cancelable lease terms in excess of one year are as follows (in thousands):

Years Ending December 31,
2004	$199
2005	154
2006	160
2007	161
2008	134
Thereafter	212
Total	$1,020

We have employment agreements with two of our former executive officers, both of whom resigned from such executive positions, but who remain as employees and have agreed to provide various services to us from time to time through December 31, 2011. Each employment agreement requires that we pay to the former officers a base salary aggregating up to $2.1 million over the period from July 1, 2001 to December 31, 2011 (beginning with calendar year 2002, up to $200,000 on an annual basis). Each employment agreement also requires that we provide participation in our life insurance plan, office space, information systems support and administrative support for the remainder of each employee’s life, and participation in our health and dental insurance plans until the last to die of the employee or such employee’s spouse. Either party can terminate the employment agreements effective 20 business days after written notice is given. The full base salary amount due shall be payable through 2011 whether or not the agreements are terminated earlier in accordance with their terms.

47

We have employment agreements with all of our executive officers. The employment agreement for one of our executive officers provides for the payment of severance benefits which generally provides for the payment of the executive officer’s annual base salary for a period ending on the later of July 1, 2004 or the first anniversary of the termination date of such executive officer’s employment. In addition, most of the executive officers have severance agreements that provide for the payment of severance benefits of up to three times such officer’s annual base salary and cash bonus in the event of the termination of the officer’s employment under certain circumstances following certain “change in control” or “combination transactions” involving a consolidation or merger. The benefits payable under the terms of the severance agreements are subject to reduction by the amount of any severance benefits that may be payable under applicable employment agreements.

We are obligated to redeem each common unit in the Operating Partnership at the request of the holder for cash equal to the fair market value of one share of common stock, except that the Operating Partnership may elect to cause us to acquire each common unit presented for redemption for one share of common stock (subject to adjustment).

13. EMPLOYEE BENEFIT PLANS

Profit Sharing Plan

We have a defined contribution plan pursuant to Section 401(k) of the Internal Revenue Code. Employees are eligible to contribute to the plan beginning on the first day of the second calendar quarter after they are employed. Our matching contributions begin on the same date as the employee’s contributions and are equal to one-half of each employee’s contribution up to a maximum of 3% of each employee’s compensation. We made aggregate contributions of $335,000 in 2003, $376,000 in 2002 and $329,000 in 2001.

Stock Option Plan

In 1994, we established the 1994 Stock Option and Incentive Plan under which 1.0 million shares of our common stock were reserved for issuance. The incentive plan was amended and restated in 1998 to, among other things, increase the number of shares reserved for issuance from 1.0 million to 3.0 million shares. The plan provides that the option price shall not be less than the fair market value of the shares at the date of grant. The options have ten-year lives and vest in three or five annual installments on the anniversaries of the date of grant, except for shares granted to our independent directors, which vest on the date of grant. Through December 31, 2002, we applied APB Opinion No. 25 and related interpretations in accounting for our stock options. Accordingly, no compensation cost has been recognized for our stock options granted during the years ended December 31, 2002 or 2001. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123 prospectively to all stock options granted after January 1, 2003 as allowed by SFAS No. 148 (see Note 3).

48

A summary of changes in common stock options for the three years ended December 31, 2003 is as follows:

		Weighted Average
	Options	Exercise Price

Outstanding at December 31, 2000	1,268,721	$18.24
Granted to employees and directors	270,000	24.51
Exercised	(63,414)	17.86
Forfeited	(10,700)	16.50
Outstanding at December 31, 2001	1,464,607	19.43
Granted to employees and directors	745,000	22.01
Exercised	(121,600)	18.44
Forfeited	(69,075)	19.15
Outstanding at December 31, 2002	2,018,932	20.45
Granted to employees and directors	35,000	20.45
Exercised	(167,132)	20.18
Forfeited	(108,000)	18.20
Outstanding at December 31, 2003	1,778,800	$20.50

Exercise prices for options outstanding as of December 31, 2003 ranged from $16.50 to $24.56 per option. The weighted average remaining contractual life of those options is 6.8 years.

Options to purchase 1,165,050, 1,003,733 and 848,408 shares of common stock were exercisable as of December 31, 2003, 2002 and 2001, respectively. The weighted average exercise price for the shares exercisable as of December 31, 2003, 2002 and 2001 was $19.60, $19.11 and $18.82, respectively.

The fair value of options granted in 2003 was $1.05 per share and was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 8.25%, expected volatility of 20.2%, risk free interest rate of 2.7% and expected lives of 6.1 years.

The fair value of options granted in 2002 was $1.89 per share and was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 7.51%, expected volatility of 20.2%, risk free interest rate of 4.71% and expected lives of 5.4 years.

The fair value of options granted in 2001 was $2.06 per share and was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: dividend yield of 8.05%, expected volatility of 20.6%, risk free interest rate of 5.03% and expected lives of 4.8 years.

In addition, the stock option and incentive plan provides for the grant of stock, either restricted or unrestricted, to employees.

During the year ended December 31, 2003, we issued 33,342 shares of unrestricted stock valued at $660,000 to employees under our 1994 Stock Option and Incentive Plan. These shares were issued pursuant to stock award agreements entered into with certain employees dated February 6, 2002 (the “2002 Stock Grants”) and represent 15% of the total 222,270 shares of common stock that could have been received by these employees under the stock award agreements. The remaining shares will be issued based on the following schedule of dates and percentages: an additional 20% on each of March 1, 2004, 2005 and 2006 and the final 25% on March 1, 2007. As of December 31, 2003, following the issuance of the shares mentioned above and certain employee forfeitures, a total of 173,329 shares remained available for issuance under the 2002 Stock Grants. The respective employee will receive the applicable number of shares on each date if he or she continues to be employed by us on such date, or earlier upon his or her death or disability or upon a “change of control” of Summit. We granted 1,068 shares of restricted stock under this plan in 2003. The market value of the restricted stock granted in 2003 was $23,000.

49

Employees surrendered 12,589 shares of stock during the year ended December 31, 2003 to satisfy the personal income tax liability related to the 2002 Stock Grants and an additional 14,763 shares during the year ended December 31, 2003 to satisfy the personal income tax liability related to shares of restricted stock granted prior to January 1, 2003 which vested during the current period.

We granted 1,773 shares of restricted stock under this plan in 2002. The market value of the restricted stock granted in 2002 totaled $35,000 and was recorded as unamortized restricted stock compensation and is shown as a separate component of stockholders’ equity. During 2002, 6,046 shares of restricted stock were surrendered by grantees to satisfy the income tax liability related to the stock grants. We granted 26,184 shares of restricted stock under the plan in 2001. The market value of the restricted stock granted in 2001 totaled $647,000. During 2001, there were 12,202 shares of restricted stock forfeited by employees no longer employed by a Summit entity and 14,933 shares of restricted stock surrendered to satisfy the income tax liability of the grantees related to the restricted stock grants. The aggregate market value of these forfeited and surrendered shares was $503,000 in 2001.

On January 2, 2004, we issued 27,982 shares of restricted stock valued at $658,000 pursuant to our 2001 Performance Stock Award Plan. One-half of these shares, valued at $329,000, vested on January 2, 2004. The remaining shares will vest in two equal annual installments on January 2, 2005 and January 2, 2006.

During the year ended December 31, 2001, we issued 94,818 shares of restricted stock valued at $2.4 million pursuant to our Performance Stock Award Plan. One-half of these shares, valued at $1.2 million, vested on January 2, 2001, the date of grant, and was accrued and recorded as a component of stockholders’ equity as of December 31, 2000. The remaining balance of $1.2 million was recorded as a component of stockholders’ equity during 2001. Grantees surrendered 11,747 shares in 2002 and 18,263 shares in 2001 with a market value of $295,000 during 2002 and $463,000 in 2001 to satisfy their income tax liability associated with the shares issued to them under the Performance Stock Award Plan. The remaining shares vested in two equal annual installments on January 2, 2002 and January 2, 2003.

Employee Stock Purchase Plan

In 1996, we established a non-qualified employee stock purchase plan (“ESPP”) which allowed our employees to purchase up to $25,000 of common stock per year. The price of the shares of the common stock purchased was the lesser of 85% of the closing price of such shares either on (a) the first day of each six-month purchase period, or (b) the last day of each six month purchase period. Transactions under the ESPP were suspended effective July 2, 2002.

Total shares issued under the plan were 13,933 in 2002 and 8,695 in 2001. The market value of the shares issued was $341,000 in 2002 and $229,000 in 2001. Through December 31, 2002, we applied APB Opinion No. 25 and related interpretations in accounting for our stock options and ESPP. No compensation cost has been recognized for our stock options granted or shares issued under the ESPP during the years ended December 31, 2002 and 2001 in accordance with APB No. 25. Effective January 1, 2003, we adopted the fair value recognition provisions of SFAS No. 123 prospectively to all stock options granted, modified, or settled after January 1, 2003. Refer to the table in Note 3 which reflects the effect on net income and earnings per share had the fair value based method been applied to all options granted in each year.

14. DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

We have a dividend reinvestment and direct stock purchase plan (“DRIP”). On May 1, 2003, we filed a registration statement under which we registered an additional 4.0 million shares of our common stock that may be issued under the DRIP. On July 11, 2003, we re-activated the stock purchase component of the DRIP, and on August 15, 2003, we re-activated the dividend reinvestment component of the DRIP. Direct stock purchases under the DRIP had been suspended effective October 31, 2002 and dividend reinvestment under the DRIP had been suspended effective November 15, 2002. The DRIP provides both new investors and existing shareholders of our stock with a method to purchase shares of common stock and/or the ability for those shareholders to designate all, a portion or none of the cash dividends on shares of our common stock owned for reinvestment in more shares of our common stock.

50

15. SHAREHOLDER RIGHTS AGREEMENT

On December 14, 1998, our Board of Directors adopted a shareholder rights agreement. In connection with the adoption of the rights plan, our Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of common stock to stockholders of record as of the close of business on December 15, 1998. Currently, these rights are not exercisable and trade with the shares of our common stock. Under the rights plan, the rights generally become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of our common stock, or if a person commences a tender offer that would result in that person owning 15% or more of our common stock. In the event that a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to acquire such number of units of preferred stock (which are equivalent to shares of our common stock) having a value of twice the exercise price of the right.

If we are acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right. The current exercise price per right is $45.00.

The rights will expire at the close of business on December 14, 2008, unless we previously redeem or exchange them as described below. The rights may be redeemed in whole, but not in part, at a price of $0.01 per right (payable in cash, shares of our common stock or other consideration deemed appropriate by our Board of Directors) by our Board of Directors only until the earlier of (a) the time at which any person becomes an “acquiring person” or (b) the expiration date. At any time after any person becomes an “acquiring person,” our Board of Directors may, at its option, exchange all or any part of the then outstanding and exercisable rights for shares of our common stock at an exchange ratio specified in the rights plan. Our Board of Directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of our common stock.

Until a right is exercised, the holder will have no rights as a stockholder (beyond those as an existing stockholder), including the right to vote or to receive dividends.

In connection with the establishment of the rights plan, our Board of Directors approved the creation of preferred stock designated as Series A Junior Participating Cumulative Preferred Stock with a par value of $0.01 per share. Our Board also reserved 350,000 shares of preferred stock for issuance upon exercise of the rights.

16. PREFERRED UNITS

On September 18, 2003, we redeemed all 3.4 million of the Operating Partnership’s preferred units of limited partnership interest designated as 8.95% Series B Cumulative Redeemable Perpetual Preferred Units for cash in the amount of $25.20 per unit plus all unpaid distributions through the redemption date. These preferred units were redeemable by the Operating Partnership for cash, or at our option, shares of our 8.95% Series B Cumulative Redeemable Perpetual Preferred Stock, or a combination of cash and shares of our 8.95% Series B Cumulative Redeemable Perpetual Preferred Stock. Holders of the Series B preferred units had the right to exchange these preferred units for shares of our Series B preferred stock on a one-for-one basis, subject to adjustment: (a) on or after April 29, 2009, (b) if full quarterly distributions were not made for six quarters, or (c) upon the occurrence of specified events related to the treatment of the Operating Partnership or the preferred units for federal income tax purposes. As a result of the redemption, the excess of the redemption amount over the carrying amount of the units, which totals approximately $3.0 million in the aggregate, has reduced net income for the year ended December 31, 2003. This is consistent with the SEC's staff announcement on July 31, 2003 that provided clarification to Emerging Issues Task Force ("EITF") Topic D-42, "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock." Distributions on the Series B preferred units were cumulative from the date of original issuance and were payable quarterly at the rate of 8.95% per year of the $25.00 original capital contribution. We made distributions to the holders of the Series B preferred units in the aggregate amount of $5.5 million during the year ended December 31, 2003 and $7.6 million during each of the years ended December 31, 2002 and 2001.

51

As of December 31, 2003, the Operating Partnership had outstanding 2.2 million preferred units of limited partnership interest designated as 8.75% Series C Cumulative Redeemable Perpetual Preferred Units. These preferred units are redeemable by the Operating Partnership on or after September 3, 2004 for cash at a redemption price equal to the holder’s capital account. The holder of the Series C preferred units has the right to exchange these preferred units for shares of our Series C preferred stock on a one-for-one basis, subject to adjustment: (a) on or after September 3, 2009, (b) if full quarterly distributions are not made for six quarters, (c) upon the occurrence of specified events related to the treatment of the Operating Partnership or the preferred units for federal income tax purposes, or (d) if the holdings in the Operating Partnership of the Series C unitholder exceed 18% of the total profits of or capital interest in the Operating Partnership for a taxable year. Distributions on the Series C preferred units are cumulative from the date of original issuance and are payable quarterly at the rate of 8.75% per year of the $25.00 original capital contribution. We made distributions to the holder of the Series C preferred units in the aggregate amount of $4.8 million during each of the years ended December 31, 2003, 2002 and 2001.

17. DERIVATIVE FINANCIAL INSTRUMENTS

We are exposed to capital market risk, such as changes in interest rates. To manage the volatility relating to interest rate risk, we may enter into interest rate hedging arrangements from time to time. We generally do not utilize derivative financial instruments for trading or speculative purposes.

On June 14, 2002, we entered into an interest rate swap with a notional amount of $50.0 million, relating to $50.0 million of 7.20% fixed rate notes issued under our medium-term note program. Under the interest rate swap agreement, through the maturity date of August 15, 2007, (a) we have agreed to pay to the counterparty the interest on a $50.0 million notional amount at a floating interest rate of three-month LIBOR plus 241.75 basis points, and (b) the counterparty has agreed to pay to us the interest on the same notional amount at the fixed rate of the underlying debt obligation. The floating rate as of December 31, 2003 was 3.5975%. The fair value of the interest rate swap was an asset of approximately $4.0 million as of December 31, 2003. The swap has been designated as a fair value hedge of the underlying fixed rate debt obligation and has been recorded in “Other assets” in our consolidated balance sheets. We assume no ineffectiveness as the interest rate swap meets the short-cut method conditions required under SFAS No. 133 for fair value hedges of debt instruments. Accordingly, no gains or losses were recorded in income relative to our underlying debt and interest rate swap.

18. COMMON STOCK REPURCHASE PROGRAM

We have a common stock repurchase program, originally approved by our Board of Directors in March 2000, pursuant to which we are authorized to purchase up to an aggregate of $56.0 million of currently issued and outstanding shares of our common stock. All repurchases have been, and will be, made on the open market at prevailing prices or in privately negotiated transactions. This authority may be exercised from time to time and in such amounts as market conditions warrant.

The following is a summary of stock repurchases under the common stock repurchase program (dollars in thousands, except per share amounts):

	Number	Value	Average Price
	of Shares	of Shares	of Shares
	Repurchased	Repurchased	Repurchased
Year ended December 31, 2000	279,400	$5,533	$19.80
Year ended December 31, 2001	8,800	197	22.39
Year ended December 31, 2002	151,300	2,666	17.62
Year ended December 31, 2003	809,800	15,193	18.76
Total as of December 31, 2003	1,249,300	$23,589	$18.88

We had $32.4 million remaining for authorized repurchases under the program as of December 31, 2003.

52

19. DIRECT PLACEMENT OF COMMON STOCK

On December 29, 2003, we sold 2.0 million shares of our common stock to certain investment advisory clients of RREEF America L.L.C. at a price of $23.61 per share. Net proceeds from the sale of $47.2 million were used for general corporate purposes, including acquisition and development opportunities and repayment of outstanding indebtedness. On September 25, 2003, we sold 2.3 million shares of our common stock to certain advisory clients of Cohen & Steers Capital Management, Inc. at a price of $21.81 per share. The net proceeds from the sale of $50.1 million were used for general corporate purposes, including the redemption of preferred units, acquisition and development opportunities and debt reduction. These sales were made pursuant to our existing shelf registration statement previously filed with, and declared effective by, the SEC.

20. IMPAIRMENT LOSS ON TECHNOLOGY INVESTMENTS

Management considers events and circumstances that may indicate impairment of an investment, including operating performance and cash flow projections. In 2001, management determined that our investments in BroadbandNOW!, Inc. and YieldStar Technology LLC were impaired and that such impairment was other than temporary. As a result, we recorded an impairment loss in the amount of $1.2 million, which represents our entire investment in these two technology companies. We have no other technology company investments.

21. SUPPLEMENTAL CASH FLOW INFORMATION

Non-cash investing and financing activities for the years ended December 31, 2003, 2002 and 2001 are as follows:

A.	We sold eight communities during the year ended December 31, 2003. The purchaser of one of the communities assumed the related outstanding debt balance associated with such community of $23.7 million.
B.	We sold eight communities during the year ended December 31, 2002. The purchaser of one of the communities assumed the related outstanding debt balance associated with such community of $11.3 million.
C.
We sold nine communities during the year ended December 31, 2001. The respective purchasers of two of the communities assumed the related outstanding debt balances associated with such communities of $16.4 million in the aggregate. The respective purchaser of two of the communities redeemed 741,148 common units valued at $17.6 million as partial consideration in the transaction.

D.
We granted 34,410 shares of restricted and unrestricted stock valued at $683,000 during 2003. There were 27,352 shares of restricted and unrestricted stock valued at $460,000 surrendered to satisfy the income tax liability of grantees during 2003. We granted 1,773 shares of restricted stock valued at $35,000 during 2002. There were 6,046 shares of restricted stock surrendered to satisfy the income tax liability of grantees during 2002. We granted 26,184 shares of restricted stock valued at $647,000 during 2001. There were 12,202 shares of restricted stock forfeited and 14,933 shares of restricted stock surrendered to satisfy the income tax liability of the grantees during 2001. The aggregate value of shares forfeited and surrendered in 2001 was $503,000.

E.
We issued 140,581 shares of common stock in exchange for 140,581 common units during the year ended December 31, 2003. The value of these shares of common stock was $2.0 million. We issued 13,658 shares of common stock in exchange for 13,658 common units during the year ended December 31, 2002. The value of these shares of common stock was $285,000. We issued 150,679 shares of common stock in exchange for 150,679 common units during the year ended December 31, 2001. The value of these shares of common stock was $4.0 million.

F.	We accrued dividends and distributions payable of $11.7 million in 2003, $10.5 million as of December 31, 2002 and $14.2 million as of December 31, 2001.
G.
On September 18, 2003, we redeemed all 3.4 million of the Operating Partnership’s preferred units of limited partnership interest designated as 8.95% Series B Cumulative Redeemable Perpetual Preferred Units for cash in the amount of $25.20 per unit plus all unpaid distributions through the redemption date. We recorded a charge of $2.3 million related to the excess of the redemption amount over the carrying amount of such preferred units.

53

22. FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

The following disclosures of estimated fair value were determined by management using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented are based on information available to management as of December 31, 2003 and 2002. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively re-valued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented.

Cash and cash equivalents, rents receivable, accounts payable, accrued expenses, security deposits, other liabilities, tax-exempt bond indebtedness and our credit facility are carried at amounts which reasonably approximate their fair values as of December 31, 2003 and 2002 due to either the short-term nature or variable interest rates associated with such balances.

Fixed rate mortgage debt and fixed rate unsecured notes with a carrying value of $552.6 million had an estimated aggregate fair value of $596.4 million as of December 31, 2003. Fixed rate mortgage debt and fixed rate unsecured notes with a carrying value of $535.3 million had an estimated aggregate fair value of $587.1 million as of December 31, 2002. Rates currently available to us for debt with similar terms and maturities were used to estimate the fair value of this debt. The fair market value of long-term fixed rate debt is subject to changes in interest rates. Generally, the fair market value of fixed interest rate debt will increase as interest rates fall and decrease as interest rates rise.

The fair value of the interest rate swap described in Note 17, “Derivative Financial Instruments,” was $4.0 million as of December 31, 2003.

23. GEOGRAPHIC CONCENTRATION (UNAUDITED)

Our 46 completed communities are located in the following markets:
	Number of	Percent	Apartment
	Apartment	of Total	Homes as a %
Market	Homes	Revenues	of Portfolio
Washington, D.C.	3,294	25.1%	23.4%
Atlanta, Georgia	3,579	23.1%	25.4%
Southeast Florida	2,120	18.9%	15.0%
Raleigh, North Carolina	2,582	15.3%	18.3%
Charlotte, North Carolina	1,901	12.9%	13.5%
Philadelphia, Pennsylvania	352	2.8%	2.5%
Orlando, Florida	270	1.9%	1.9%
	14,098	100.0%	100.0%

54

24. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

Quarterly financial information for the years 2003 and 2002 is as follows (in thousands, except per share amounts):

	Year Ended December 31, 2003
	First	Second	Third	Fourth

Revenues	$25,899	$27,587	$29,652	$30,307
Income from continuing operations before gain on sale of
real estate assets, minority interest of common unitholders
in Operating Partnership, dividends to preferred unitholders in Operating Partnership and excess of redemption amount over
carrying amount of preferred units	1,870	1,323	841	1,626
Income from discontinued operations before gain (impairment)
on sale of real estate assets, minority interest of common
unitholders in Operating Partnership and loss from early
extinguishment of debt associated with asset sales	4,049	3,532	3,517	3,613
Gain on sale of real estate assets	3,136	3,122	2,119	10,516
Impairment loss on discontinued operations	-	-	-	(759)
Minority interest of unitholders in Operating Partnership	676	382	(234)	1,232
Dividends to preferred unitholders in Operating Partnership	3,105	3,105	2,893	1,203
Net income (loss)	5,189	2,905	(1,761)	9,998
Net income (loss) per share - basic and diluted (1)	$0.19	$0.11	$(0.07)	$0.34

	Year Ended December 31, 2002
	First	Second	Third	Fourth

Revenues	$25,047	$25,044	$24,767	$25,717
Income from continuing operations before gain on sale of
real estate assets, impairment loss, minority interest of common unitholders in Operating Partnership, dividends to preferred unitholders in Operating Partnership and loss from early
extinguishment of debt	1,825	2,222	2,235	1,586
Income from discontinued operations before gain on disposition of discontinued operations, loss from early extinguishment of debt associated with asset sales and minority interest of common
unitholders in Operating Partnership	7,242	6,875	5,545	5,066
Gain on sale of real estate assets, including joint ventures	-	9,634	22,323	51,736
Minority interest of unitholders in Operating Partnership	693	1,784	3,070	6,276
Dividends to preferred unitholders in Operating Partnership	3,105	3,105	3,105	3,105
Net income	5,336	13,802	23,848	48,702
Net income per share - basic	0.20	0.50	0.87	1.77
Net income per share - diluted (1)	$0.19	$0.50	$0.86	$1.76

(1) The total of the four quarterly amounts for these captions does not equal net income per share for the year presented. The difference is due to the use of a weighted average to compute the number of shares outstanding for each quarter and for the year.

55

SCHEDULE III

SUMMIT PROPERTIES INC.
REAL ESTATE AND ACCUMULATED DEPRECIATION
December 31, 2003
(Dollars in thousands)

		Initial Costs		Costs	Gross Amount at Which
				Capitalized	Carried at Close of Period
			Buildings	Subsequent		Buildings
	Related		and	to		and		Accumulated	Date of	Date
Apartments	Encumbrances	Land	Improvements(a)	Acquisition	Land	Improvements(a)	Total (b)	Depreciation	Construction	Acquired

Reunion Park by Summit	$ -	$ 991	$ -	$ 13,835	$ 1,003	$ 13,823	$ 14,826	$ (1,571)	6/99-9/00	4/99
Summit Ashburn Farm	-	2,438	-	12,499	2,438	12,499	14,937	(1,401)	2/99-9/00	7/98
Summit Aventura	39,480	6,367	-	26,012	5,702	26,677	32,379	(7,223)	6/94-12/95	12/93
Summit Ballantyne	(c)	3,328	-	24,199	3,347	24,180	27,527	(4,875)	7/96-12/98	12/95
Summit Belmont (i)	(d)	974	-	12,313	984	12,303	13,287	(6,163)	1/86-5/87	1/86
Summit Brickell	-	6,765	52,432	402	6,766	52,833	59,599	(991)	2003 (g)	5/03
Summit Brookwood	-	10,600	-	34,904	15,344	30,160	45,504	(1,289)	10/00-12/02	12/99
Summit Club at Dunwoody	(c)	2,934	24,510	790	2,934	25,300	28,234	(4,445)	1997 (g)	5/98
Summit Crest	-	1,211	-	31,428	2,532	30,177	32,639	(2,979)	10/99-9/01	9/97
Summit Crossing (i)	-	768	5,174	979	768	6,153	6,921	(2,141)	1985 (g)	5/95
Summit Deer Creek	-	3,537	-	19,010	3,846	18,701	22,547	(2,340)	2/99-6/00	1/98
Summit Del Ray (j)	(c)	3,120	-	16,015	5,402	13,733	19,135	(5,803)	1/92-2/93	1/92
Summit Doral	30,963	3,099	-	20,773	3,136	20,736	23,872	(3,069)	12/97-11/99	12/96
Summit Fair Lakes	48,340	9,521	-	38,813	9,557	38,777	48,334	(5,967)	6/97-8/99	12/96
Summit Fair Oaks (i)	(e)	4,356	17,215	1,439	4,356	18,654	23,010	(4,512)	1990 (g)	12/97
Summit Fairview	-	404	-	6,402	537	6,269	6,806	(3,960)	3/82-3/83	3/82
Summit Foxcroft	6,900	925	3,797	1,199	925	4,996	5,921	(1,975)	1979 (g)	5/95
Summit Glen (i)	(c)	3,652	-	14,199	3,693	14,158	17,851	(5,431)	5/90-8/92	4/90
Summit Governor's Village	(e)	1,622	-	15,674	1,643	15,653	17,296	(2,693)	8/97-12/98	7/97
Summit Grandview	(e)	2,527	-	48,739	2,684	48,582	51,266	(5,415)	7/98-12/00	3/98
Summit Grand Parc	-	7,700	-	35,812	8,512	35,000	43,512	(1,182)	4/00-12/02	6/99
Summit Highland (i)	-	1,374	-	6,868	1,374	6,868	8,242	(3,728)	3/86-1/87	11/85
Summit Hunter's Creek	-	2,193	-	18,568	2,195	18,566	20,761	(2,299)	3/99-3/00	11/98
Summit Lake	(e)	1,712	-	29,079	2,511	28,280	30,791	(5,205)	9/96-1/99	4/96
Summit Lansdowne	-	26,767	70,026	-	26,766	70,027	96,793	-	2002 (g)	12/03
Summit Largo	(c)	3,074	-	15,412	3,077	15,409	18,486	(2,074)	10/98-3/00	10/98
Summit Lenox (j)	-	10,800	22,997	10,940	11,157	33,580	44,737	(6,051)	1965 (g)	7/98
Summit Norcroft (i)	-	1,453	-	11,455	1,634	11,274	12,908	(4,154)	2/90-11/97	12/89
Summit on the River	(c)	3,212	-	22,216	3,212	22,216	25,428	(5,329)	8/95-6/97	10/94
Summit Overlook	22,889	2,376	-	26,374	4,074	24,676	28,750	(2,269)	1/00-12/01	2/99
Summit Peachtree City	(e)	3,453	-	29,828	4,476	28,805	33,281	(2,556)	2/00-9/01	4/98
Summit Plantation	(c)	7,440	18,485	18,476	7,440	36,961	44,401	(8,212)	1/94-11/97	4/96
Summit Portofino	(e)	3,864	24,504	1,135	3,864	25,639	29,503	(5,668)	1995 (g)	1/97
Summit Reston (i)	-	5,434	26,255	2,736	6,110	28,315	34,425	(10,059)	1987 (g)	4/94
Summit Roosevelt	-	10,100	-	36,153	13,546	32,707	46,253	(788)	12/01-3/03	1/01
Summit Russett (h)	50,000	5,723	-	28,726	5,723	28,726	34,449	(5,024)	7/95-6/00	11/94
Summit Sedgebrook	(e)	2,392	-	22,236	2,478	22,150	24,628	(4,223)	6/96-5/99	1/96

56

		Initial Costs		Costs	Gross Amount at Which
				Capitalized	Carried at Close of Period
			Buildings	Subsequent		Buildings
	Related		And	To		And		Accumulated	Date of	Date
Apartments	Encumbrances	Land	Improvements(a)	Acquisition	Land	Improvements(a)	Total(b)	Depreciation	Construction	Acquired
Summit Shiloh (h)	(e)	1,592	12,125	4,102	2,125	15,694	17,819	(1,710)	10/99(g)	8/00
Summit Simsbury	(f)	650	4,570	859	650	5,429	6,079	(2,023)	1985 (g)	5/95
Summit Square (i)	-	2,757	-	16,768	3,775	15,750	19,525	(7,011)	3/89-8/90	2/89
Summit St. Clair	(c)	3,024	24,040	617	3,024	24,657	27,681	(4,626)	1997 (g)	3/98
Summit Stockbridge	-	1,800	-	21,564	4,185	19,179	23,364	(813)	12/01-9/03	7/01
Summit Sweetwater	(e)	3,013	18,627	480	3,012	19,108	22,120	(2,343)	12/99(g)	8/00
Summit Touchstone	(f)	766	5,568	951	766	6,519	7,285	(2,321)	1986 (g)	5/95
Summit Valleybrook	-	7,300	-	30,539	8,959	28,880	37,839	(1,533)	10/00-12/02	9/00
Summit Westwood	(c)	1,989	-	22,863	2,042	22,810	24,852	(3,559)	10/97-5/99	9/97
Total		$ 191,097	$ 330,325	$ 754,381	$ 214,284	$ 1,061,519	$ 1,275,803	$ (169,003)

(a)	Includes buildings, building improvements, furniture, fixtures and equipment.
(b)
The aggregate cost for federal income tax purposes was $1.1 billion as of December 31, 2003. The amounts reflected above represent amounts for real estate communities only. Depreciable lives for the assets range from 5 to 40 years

(c)	Collateral for fixed rate mortgage which had a balance of $133.0 million as of December 31, 2003.
(d)	Collateral for $10.6 million of letters of credit which serve as collateral for $10.3 million in tax-exempt bonds as of December 31, 2003.
(e)	Collateral for our secured credit facility which had balance of $119.0 million as of December 31, 2003.
(f)	Collateral for a fixed rate mortgage which had a balance of $7.9 million as of December 31, 2003.
(g)	Property purchased; date reflects year construction was completed.
(h)
Community was presented in two phases in prior years. Date acquired represents date first phase was acquired. Date of construction represents range from start of the first phase to completion of the second phase

(i)	Community was sold during the nine months ended September 30, 2004.
(j)	Community was held for sale as of September 30, 2004.

57

SUMMIT PROPERTIES INC.
REAL ESTATE AND ACCUMULATED DEPRECIATION
(Dollars in thousands)

A summary of activity for real estate assets and accumulated depreciation is as follows:

	Year Ended December 31,
	2003	2002	2001
Real estate assets (a):
Balance at beginning of year	$1,263,238	$1,266,068	$1,255,657

Acquisitions	155,215	17,866	-
Improvements	9,890	6,417	9,478
Developments	69,612	130,291	152,137
Disposition of property	(222,152)	(157,404)	(151,204)
	12,565	(2,830)	10,411
Balance at end of year	$1,275,803	$1,263,238	$1,266,068

Accumulated depreciation (a):
Balance at beginning of year	$159,536	$155,242	$145,500
Depreciation	38,503	39,282	38,746
Disposition of property	(29,036)	(34,988)	(29,004)
Balance at end of year	$169,003	$159,536	$155,242

(a) Includes only apartment communities and does not include fixed assets used in property development, construction and management of apartment communities.

58